Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

BC PARTNERS LENDING CORPORATION,

BCPL MERGER SUB, INC.

ALTERNATIVE CREDIT INCOME FUND,

BC PARTNERS ADVISORS L.P.

(for the limited purposes set forth herein)

and

SIERRA CREST INVESTMENT MANAGEMENT LLC

(for the limited purposes set forth herein)

Dated as of February 24, 2026

3.22.	Chapter 11	24

Article IV REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR AND MERGER SUB		24
4.1.	Organization	24
4.2.	Capitalization	25
4.3.	Authority; No Violation	25
4.4.	Governmental Consents	27
4.5.	Reports	27
4.6.	Acquiror Financial Statements	28
4.7.	Broker’s Fees	30
4.8.	Absence of Changes or Events	31
4.9.	Compliance with Applicable Law; Permits	31
4.10.	Acquiror Information	32
4.11.	Taxes and Tax Returns	33
4.12.	Litigation	35
4.13.	Employee Matters	35
4.14.	Certain Contracts	35
4.15.	Insurance Coverage	36
4.16.	Intellectual Property	36
4.17.	Real Property	36
4.18.	Investment Assets	37
4.19.	State Takeover Laws	37
4.20.	[Reserved]	37
4.21.	Chapter 11	37

Article V REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR ADVISER AND THE COMPANY ADVISER		37
5.1.	Organization	37
5.2.	Authority; No Violation	38
5.3.	Compliance with Applicable Law; Permits	38
5.4.	Litigation	40
5.5.	Acquiror Adviser Information	40
5.6.	Company Adviser Information	40
5.7.	Financial Resources	40
5.8.	Best Interests and No Dilution	41
5.9.	Representations and Warranties	41

Article VI COVENANTS RELATING TO CONDUCT OF BUSINESS		41
6.1.	Conduct of Businesses Prior to the Effective Time	41
6.2.	Company Forbearances	41
6.3.	Acquiror Forbearances	44

Article VII ADDITIONAL AGREEMENTS		46
7.1.	Further Assurances	46
7.2.	Regulatory Matters	47
7.3.	Shareholder Approval	49

ii

7.4.	Indemnification	50
7.5.	No Solicitation	51
7.6.	Company Takeover Proposals	52
7.7.	Access to Information	55
7.8.	Publicity	55
7.9.	Takeover Statutes and Provisions	56
7.10.	Tax Matters	56
7.11.	Stockholder Litigation	57
7.12.	Section 16 Matters	57
7.13.	No Other Representations or Warranties	57
7.14.	Merger of Surviving Company	57
7.15.	Dividends	57

Article VIII CONDITIONS PRECEDENT		58
8.1.	Conditions to Each Party’s Obligations to Effect the Merger	58
8.2.	Conditions to Obligations of the Acquiror and Merger Sub to Effect the Merger	59
8.3.	Conditions to Obligations of the Company to Effect the Merger	60
8.4.	Frustration of Closing Conditions	61

Article IX TERMINATION AND AMENDMENT		62
9.1.	Termination	62
9.2.	Expense Reimbursement	64
9.3.	Effect of Termination	64
9.4.	Fees and Expenses	65
9.5.	Amendment	65
9.6.	Extension; Waiver	65

Article X CERTAIN DEFINITIONS		65

Article XI GENERAL PROVISIONS		74
11.1.	Nonsurvival of Representations, Warranties and Agreements	74
11.2.	Notices	74
11.3.	Interpretation; Construction	76
11.4.	Counterparts	76
11.5.	Entire Agreement	77
11.6.	Governing Law; Jurisdiction; Waiver of Jury Trial	77
11.7.	Assignment; Third Party Beneficiaries	77
11.8.	Specific Performance	78
11.9.	Special Committee Approval	78

Schedules

Company Disclosure Schedule

Acquiror Disclosure Schedule

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of February 24, 2026 (this “Agreement”), is made by and among BC Partners Lending Corporation, a Maryland corporation (the “Acquiror”); BCPL Merger Sub, Inc., a Delaware corporation and a wholly-owned direct Consolidated Subsidiary of the Acquiror (“Merger Sub”); Alternative Credit Income Fund, a Delaware statutory trust (the “Company”); solely for purposes of Article V, Section 8.2 and Article XI, Sierra Crest Investment Management LLC, a Delaware limited liability company and the investment adviser to the Company (the “Company Adviser”); and, solely for purposes of Article V, Section 8.3 and Article XI, BC Partners Advisors L.P., a Delaware limited partnership and the investment adviser to the Acquiror (the “Acquiror Adviser”).

RECITALS

WHEREAS, the Acquiror has previously elected to be regulated as a business development company (“BDC”), as defined in Section 2(a)(48) of the Investment Company Act of 1940, as amended, and the rules promulgated thereunder (the “Investment Company Act”);

WHEREAS, the Company is a closed-end, diversified management investment company, registered under the Investment Company Act and structured as an interval fund;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company (the “Merger”), with the Company as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”);

WHEREAS, immediately following the Merger, the Surviving Company shall merge with and into the Acquiror (the “Second Merger” and, together with the Merger, the “Mergers”), with the Acquiror as the surviving company in the Second Merger;

WHEREAS, the Board of Trustees of the Company (the “Company Board”), upon the recommendation of a committee of the Company Board comprised solely of the Independent Trustees of the Company (the “Company Special Committee”), has unanimously (i) determined that (x) this Agreement and the Mergers, the Discretionary Repurchase Offer and the related Transactions are advisable and in the best interests of the Company and (y) the interests of the Company’s existing shareholders will not be diluted as a result of the Transactions, (ii) approved, adopted and declared advisable this Agreement and the Transactions (including the Merger, the Discretionary Repurchase Offer and other Company Matters), (iii) directed that the approval of the Company Matters be submitted to the Company’s shareholders at the Company Shareholders Meeting and (iv) resolved to recommend that the shareholders of the Company approve the Company Matters, including the Merger;

WHEREAS, the Board of Directors of the Acquiror (the “Acquiror Board”), including all of the Acquiror Continuing Directors, upon the recommendation of a committee of the Acquiror Board comprised solely of the Independent Directors of the Acquiror (the “Acquiror Special Committee”), has unanimously (i) determined that (x) this Agreement and the Mergers and the related Transactions are advisable and in the best interests of the Acquiror and (y) the interests of the Acquiror’s existing stockholders will not be diluted as a result of the Transactions and (ii) approved, adopted and declared advisable this Agreement and the Transactions (including the Mergers);

WHEREAS, the Board of Directors of Merger Sub has unanimously (i) determined that this Agreement and the Mergers and the related Transactions are advisable and in the best interests of Merger Sub, (ii) approved, adopted and declared advisable this Agreement and the Transactions (including the Mergers) and (iii) resolved to recommend the approval of the Transactions (including the Merger) by the Acquiror, in the Acquiror’s capacity as the sole stockholder of Merger Sub;

WHEREAS, the parties intend the Mergers to be treated as a single integrated transaction and to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, and intend for this Agreement to constitute a “plan of reorganization” within the meaning of the Code; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and other agreements in connection with the Transactions and also to prescribe certain conditions to the Transactions.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE TRANSACTIONS

1.1. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware Statutory Trust Act (the “DSTA”) and the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall merge with and into the Company, and the separate corporate existence of Merger Sub shall cease. The Company shall be the surviving company in the Merger and shall continue its existence as a statutory trust under the DSTA.

1.2. Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place by remote communication and by the exchange of signatures by electronic transmission on the date that is three (3) Business Days after the satisfaction or waiver of the latest to occur of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless otherwise agreed in writing by the parties to this Agreement (the date on which the Closing actually occurs, the “Closing Date”).

1.3. Effective Time. The Merger shall become effective as set forth in the certificate of merger with respect to the Merger (the “First Merger Certificate”) that shall be filed with, and accepted for record by, the Secretary of State of the State of Delaware (the “DE SOS”). The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Merger Certificate.

1.4. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DSTA.

1.5. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, the Acquiror or Merger Sub or the holder of any of the following securities:

(a) Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued and fully paid share of beneficial interest, par value $0.001 per share, of the Surviving Company.

(b) Each share of beneficial interest, no par value per share, of the Company (each, a “Company Share” and, together, the “Company Shares”) that are issued and outstanding and are owned by the Acquiror or any of its Consolidated Subsidiaries (including Merger Sub) immediately prior to the Effective Time shall be cancelled and shall cease to exist and no shares of common stock, par value $0.001 per share, of the Acquiror (“Acquiror Common Stock”) or any other consideration shall be delivered in exchange therefor (such shares, the “Cancelled Shares”).

(c) Each Company Share issued and outstanding immediately prior to the Effective Time (except for the Cancelled Shares) shall be converted, in accordance with and subject to the procedures set forth in Article II, into the right to receive a number of shares of Acquiror Common Stock equal to the applicable Exchange Ratio and, if applicable, cash in lieu of fractional shares of Acquiror Common Stock payable in accordance with Section 1.5(f) (such shares of Acquiror Common Stock and any such cash in lieu of fractional shares of Acquiror Common Stock, the “Merger Consideration”), in all cases without interest. The amount of cash each holder of Company Shares as of immediately prior to the Effective Time is entitled to receive pursuant to this Section 1.5(c) shall be rounded down to the nearest cent, and computed after aggregating all cash amounts for all Company Shares then held by such holder.

(d) All of the Company Shares converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each holder of a Company Share shall cease to have any rights with respect to such Company Share other than the right to receive, upon surrender of such Company Share in accordance with Section 2.2, the Merger Consideration.

(e) Each Exchange Ratio shall be appropriately adjusted (to the extent not already taken into account in determining the Closing Company Net Asset Values and/or the Closing Acquiror Net Asset Value, as applicable) if, between the Determination Date and the Effective Time, the respective outstanding shares of Acquiror Common Stock or Company Shares shall have been increased or decreased or changed into or exchanged for a different number or kind of shares or securities, in each case, as a result of any reclassification, recapitalization, stock split, reverse stock split, split-up, combination or exchange of shares, or if a stock dividend or dividend payable in any other securities shall be authorized and declared with a record date within such period, as permitted by this Agreement. Nothing in this Section 1.5(e) shall be construed to permit any party hereto to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

(f) No certificates or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the conversion of Company Shares pursuant to this Section 1.5, and such fractional share interests shall not entitle the owner thereof to any shares of Acquiror Common Stock or to vote or to any other rights or powers of a holder of Acquiror Common Stock. In lieu of any such fractional shares, each holder of Company Shares who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (A) the amount of the fractional share interest in a share of Acquiror Common Stock to which such holder would, but for this Section 1.5(f), be entitled under Section 1.5(c), as so rounded pursuant to the immediately following sentence, and (B) the Acquiror Per Share NAV. All fractional shares to which a single record holder of Company Shares as of immediately prior to the Effective Time would be otherwise entitled to receive shall be aggregated and calculations shall be rounded to three (3) decimal places. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Shares as of immediately prior to the Effective Time in lieu of any fractional share interests in Acquiror Common Stock, the Exchange Agent shall make available such amount, without interest, to such holders of Company Shares entitled to receive such cash. The payment of cash in lieu of fractional share interests pursuant to this Section 1.5(f) is not a separately bargained-for consideration.

1.6. Termination of Certain Contractual Obligations. As of the Effective Time, the Company Management Agreement, the Company Expense Limitation Agreement, the Company Administration Agreements, the Company Credit Agreement, the Company Broker Dealer Selling Agreement, the Shareholder Servicing Plan, the Company Distribution Plans and the Company Multiple Class Plan shall be terminated and of no further force and effect.

1.7. The Second Merger.

(a) Subject to the terms and conditions of this Agreement, in accordance with the DSTA and the Maryland General Corporation Law (the “MGCL”), at the Second Effective Time, the Surviving Company shall merge with and into the Acquiror and the separate statutory trust existence of the Surviving Company shall cease. The Acquiror shall be the surviving company in the Second Merger and shall continue its existence as a corporation under the Laws of the State of Maryland. The Second Merger shall become effective as set forth in (i) the articles of merger with respect to the Second Merger (the “Articles of Merger”) that the Acquiror shall file with the State Department of Assessments and Taxation of Maryland (the “MD SDAT”) and (ii) the certificate of merger with respect to the Second Merger (the “Second Merger Certificate”) that the Acquiror shall file with the DE SOS. The term “Second Effective Time” shall be the date and time when the Second Merger becomes effective as set forth in the Articles of Merger and the Second Merger Certificate, which date and time shall not be more than thirty (30) days after the date such Articles of Merger are accepted for record by the MD SDAT. At and after the Second Effective Time, the Second Merger shall have the effects set forth in the DSTA and the MGCL.

(b) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of the Acquiror or the Surviving Company or the holder of any of the following securities, (i) each share of beneficial interest of the Surviving Company issued and outstanding as of immediately prior to the Second Effective Time shall be cancelled and shall cease to exist, and no consideration shall be exchanged therefor; and (ii) each share of Acquiror Common Stock issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as an identical share of Acquiror Common Stock.

1.8. Charter; Declaration of Trust; Bylaws.

(a) At the Effective Time, the agreement and declaration of trust of the Company as in effect immediately prior to the Effective Time shall be the agreement and declaration of trust of the Surviving Company, as the surviving company of the Merger, as of the Effective Time, until thereafter amended in accordance with applicable Law and the terms of the agreement and declaration of trust. The amended and restated bylaws of the Company as in effect immediately prior to the Effective Time shall be the amended and restated bylaws of the Surviving Company, as the surviving company in the Merger, as of the Effective Time, until thereafter amended in accordance with applicable Law and the terms of the agreement and declaration of trust of the Surviving Company and such bylaws.

(b) At the Second Effective Time, the charter of the Acquiror as in effect immediately prior to the Second Effective Time shall be the charter of the Acquiror, as the surviving company of the Second Merger, as of the Second Effective Time, until thereafter amended in accordance with applicable Law and the terms of such certificate of incorporation. The bylaws of the Acquiror as in effect immediately prior to the Second Effective Time shall be the bylaws of the Acquiror, as the surviving company in the Second Merger, as of the Second Effective Time, until thereafter amended in accordance with applicable Law and the terms of the charter of the Acquiror and such bylaws.

1.9. Trustees, Directors and Officers. Subject to applicable Law, the Company and the Acquiror shall take all necessary actions so that the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualify, or the earlier death, resignation or removal of any such trustee or officer or the consummation of the Second Merger. Subject to applicable Law, the directors and officers of the Acquiror immediately prior to the Second Effective Time shall be the directors and officers of the Acquiror immediately after consummation of the Second Merger and shall hold office until their respective successors are duly elected and qualify, or their earlier death, resignation or removal.

1.10. The Discretionary Repurchase Offer. At or as promptly as reasonably practicable after the receipt of the Company Requisite Vote, the Company shall conduct a discretionary repurchase offer in compliance with the requirements of Rule 23c-3 under the Investment Company Act (the “Discretionary Repurchase Offer”) to purchase up to 15% of the then-outstanding Company Shares at a price per share equal to the Offered NAV Per Share. The repurchase request deadline of the Discretionary Repurchase Offer shall be at the close of business, New York City time, on the date that is 30 days after the date the Discretionary Repurchase Offer commences (within the meaning of the applicable rules and regulations of the SEC) (the “Discretionary Repurchase Offer Expiration”). The “Offered NAV Per Share” means the net asset value per Company Share in each applicable class of Company Shares, determined as of the close of business no later than the 14th day after the Discretionary Repurchase Offer Expiration, or the next Business Day if such day is not a Business Day. If the Discretionary Repurchase Offer is terminated or withdrawn by the Company, the Company shall promptly return, and shall cause any depository acting on behalf of the Company to return, all tendered Company Shares to the registered holders thereof.

ARTICLE II

MERGER CONSIDERATION

2.1. Designation of Exchange Agent; Deposit of Merger Consideration. Prior to the Closing, the Acquiror shall enter into a customary exchange agreement with a nationally recognized financial institution designated by the Acquiror and reasonably acceptable to the Company (the “Exchange Agent”) for the payment of the Merger Consideration as provided in Section 1.5(c). As promptly as practicable following the Effective Time, the Acquiror shall deposit, or cause to be deposited, with the Exchange Agent, for exchange in accordance with this Article II, through the Exchange Agent book-entry shares representing the full number of whole shares of Acquiror Common Stock issuable pursuant to Section 1.5(c) in exchange for outstanding Company Shares, and the Acquiror shall, after the Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends payable on such shares of Acquiror Common Stock pursuant to Section 2.2(c) (such shares of Acquiror Common Stock provided to the Exchange Agent, together with any dividends with respect thereto, are hereinafter referred to as the “Exchange Fund”). For purposes of the deposit, the Acquiror shall assume that there will not be any fractional shares of Acquiror Common Stock. The Acquiror shall make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 1.5(f). In the event the Exchange Fund shall at any time be insufficient to make the payments contemplated by Section 1.5(c), the Acquiror shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment. The Acquiror shall cause the Exchange Fund to be (x) held for the benefit of the holders of Company Shares as of immediately prior to the Effective Time and (y) applied promptly to making the payments pursuant to Section 1.5. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 1.5, except as expressly provided for in this Agreement.

2.2. Delivery of Merger Consideration.

(a) As promptly as practicable following the Effective Time, the Acquiror shall cause the Exchange Agent to mail to each holder of record of a Company Share that immediately prior to the Effective Time represented an outstanding Company Share (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Company Share shall pass only upon the surrender of such Company Share to the Exchange Agent (which shall be deemed to have been effected upon the delivery of a customary “agent’s message” with respect to such Company Share or such other reasonable evidence, if any, of such surrender as the Exchange Agent may reasonably request), as applicable, which shall be in the form and have such other provisions as the Acquiror and the Company may reasonably specify (such letter of transmittal, the “Letter of Transmittal”), and (ii) instructions (which instructions shall be in the form and have such other provisions as the Acquiror and the Company may reasonably specify) for use in effecting the surrender of Company Shares in exchange for (A) the number of shares of Acquiror Common Stock (which shall be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Company Shares pursuant to Section 1.5(c), (B) any dividends payable pursuant to Section 2.2(c) and (C) any cash in lieu of fractional shares of Acquiror Common Stock payable pursuant to Section 1.5(f).

(b) Upon surrender to the Exchange Agent of Company Shares by book-receipt of an “agent’s message” by the Exchange Agent in connection with the surrender of such Company Shares (or such other reasonable evidence, if any, of surrender with respect to such Company Shares as the Exchange Agent may reasonably request), in each case, the holder of such Company Shares shall be entitled to receive in exchange therefor, and the Acquiror shall cause the Exchange Agent to pay and deliver in exchange thereof as promptly as practicable, (A) the number of shares of Acquiror Common Stock (which shall be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Company Shares pursuant to Section 1.5(c), (B) any dividends payable pursuant to Section 2.2(c) and (C) any cash in lieu of fractional shares of Acquiror Common Stock payable pursuant to Section 1.5(f), and the Company Shares so surrendered shall be forthwith canceled. The Exchange Agent shall accept such Company Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of Company Shares on any cash payable upon the surrender of Company Shares.

(c) Subject to applicable Law, following surrender of Company Shares for cancellation to the Exchange Agent, there shall be paid to the holder of the shares of Acquiror Common Stock issued in exchange for such Company Shares, without interest, (i) at the time of delivery of such Acquiror Common Stock by the Exchange Agent pursuant to Section 2.2(b), the amount of dividends with a record date after the Effective Time theretofore paid with respect to such shares of Acquiror Common Stock and (ii) at the appropriate payment date, the amount of dividends with a record date after the Effective Time but prior to such delivery of such shares of Acquiror Common Stock by the Exchange Agent pursuant to Section 2.2(b), and a payment date subsequent to such delivery of such shares of Acquiror Common Stock by the Exchange Agent pursuant to Section 2.2(b), payable with respect to such shares of Acquiror Common Stock.

(d) In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, payment of the appropriate amount of Merger Consideration (and any dividends with respect to Acquiror Common Stock as contemplated by Section 2.2(c)) may be made to a Person other than the Person in whose name the Company Share so surrendered is registered, only if such Company Share shall be properly transferred and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Company Share or establish to the satisfaction of the Acquiror that such Tax has been paid or is not applicable.

(e) The Parties shall use their reasonable best efforts to cooperate with ALPS Distributors, Inc. and any other applicable third party service provider to prepare and submit a written notification to the National Securities Clearing Corporation regarding the transfer of Acquiror Common Stock to the holders of Company Shares following, and as a result of, the Closing.

2.3. No Further Ownership Rights; Transfers. All Merger Consideration paid by the Acquiror in accordance with the terms of Article I and Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to Company Shares in respect of which such Merger Consideration was paid. From and after the Effective Time, the stock transfer books of the Company shall be closed with respect to, and there shall be no further transfers on the stock transfer books of the Company of, the Company Shares that were issued and outstanding immediately prior to the Effective Time.

2.4. Net Asset Value Calculation.

(a) The Company shall deliver to the Acquiror a calculation of the net asset value for each class of outstanding Company Shares, reduced by any Company Transaction Expenses allocable to such class, as of a date mutually agreed between the Acquiror and the Company, such date to be no earlier than forty-eight (48) hours (excluding Sundays and holidays) prior to the Effective Time (such agreed date, the “Determination Date”), calculated in good faith as of such date and based on the same assumptions and methodologies, and applying the same categories of adjustments to net asset value, historically used by the Company in preparing the calculation of the net asset value for each class of outstanding Company Shares (with an accrual for any dividend declared by the Company and not yet paid) (the “Closing Company Net Asset Values”); provided that the Company shall update the calculation of the Closing Company Net Asset Values in the event that the Closing is subsequently materially delayed or there is a material change to the Closing Company Net Asset Values prior to the Closing (including any dividend declared after the Determination Date but prior to Closing) and as needed to ensure the Closing Company Net Asset Values are determined within forty-eight (48) hours (excluding Sundays and holidays) prior to the Effective Time; provided further that the Company Board, including a majority of the Independent Trustees of the Company Board, shall be required to approve, and the Chief Financial Officer of the Company shall certify in writing to the Acquiror, the calculation of the Closing Company Net Asset Values.

(b) The Acquiror shall deliver to the Company a calculation of the net asset value of the Acquiror, reduced by any Acquiror Transaction Expenses, as of the Determination Date, calculated in good faith as of such date and based on the same assumptions and methodologies, and applying the same categories of adjustments to net asset value, historically used by the Acquiror in preparing the calculation of the net asset value per share of Acquiror Common Stock (with an accrual for any dividend declared by the Acquiror and not yet paid) (the “Closing Acquiror Net Asset Value”); provided that the Acquiror shall update the calculation of the Closing Acquiror Net Asset Value in the event that the Closing is subsequently materially delayed or there is a material change to the Closing Acquiror Net Asset Value prior to the Closing (including any dividend declared after the Determination Date but prior to Closing) and as needed to ensure the Closing Acquiror Net Asset Value is determined within forty-eight (48) hours (excluding Sundays and holidays) prior to the Effective Time; provided further that the Acquiror Board, including a majority of the Independent Directors of the Acquiror Board, shall be required to approve, and the Chief Financial Officer of the Acquiror shall certify in writing to the Company, the calculation of the Closing Acquiror Net Asset Value.

(c) Except as may otherwise be mutually agreed by the parties, the value of each investment asset owned by the Company that is used in connection with preparing the calculation provided pursuant to this Section 2.4 will be determined by each party’s valuation designee under Rule 2a-5 under the Investment Company Act in accordance with the portfolio valuation methods, policies and procedures approved by the Company Board or the Acquiror Board, as applicable, for valuing the securities and other assets of the Company or Acquiror, as applicable, as of September 30, 2025.

(d) Each of the Company and the Acquiror shall afford the other, and the other’s Representatives, upon reasonable request, reasonable access to the individuals who have prepared the calculation provided pursuant to this Section 2.4 and to the information, books, records, work papers and back-up materials used or useful in preparing such calculation, including without limitation any reports prepared by valuation agents, in order to assist such party with its review of such calculation so long as such individuals remain employed by the Company Adviser or the Acquiror Adviser, as applicable, or their respective Affiliates.

2.5. Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to former holders of Company Shares as of the first anniversary of the Effective Time may be paid to the Acquiror, upon the Acquiror’s written demand to the Exchange Agent. In such event, any former holders of Company Shares who have not theretofore complied with any applicable requirements to receive payment of the Merger Consideration or any unpaid dividends on the Acquiror Common Stock shall thereafter look only to the Acquiror for payment of the Merger Consideration or any unpaid dividends on the Acquiror Common Stock deliverable in respect of the Company Shares such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

2.6. No Liability. None of the Acquiror, the Company, the Surviving Company, Merger Sub, the Exchange Agent or any other Person shall be liable to any Person in respect of any shares of Acquiror Common Stock or cash held in the Exchange Fund delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law. If any Company Shares shall not have been surrendered immediately prior to the date on which any Merger Consideration or any unpaid dividends on the Acquiror Common Stock or other entitlements in respect of such Company Share would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration or unpaid dividends or other entitlements in respect of such Company Share shall, to the extent permitted by applicable Law, become the property of the Acquiror, free and clear of all claims or interest of any Person previously entitled thereto.

2.7. Withholding Rights. The Acquiror, the Exchange Agent and each of their respective Affiliates and agents, as applicable, shall be entitled to deduct and withhold from amounts payable pursuant to this Agreement to any holder of Company Shares such amounts as it determines in good faith are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except with respect to matters that have been Previously Disclosed, the Company hereby represents and warrants to the Acquiror and Merger Sub that:

3.1. Organization.

(a) The Company is a statutory trust duly formed and validly existing and in good standing under the Laws of the State of Delaware. The Company is a closed-end, diversified management investment company, duly registered under the Investment Company Act and structured as an interval fund, and such registration has not been revoked or rescinded and is in full force and effect. The Company has the requisite statutory trust power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign statutory trust in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

(b) True, complete and correct copies of the agreement and declaration of trust of the Company (the “Company Declaration”) and the amended and restated bylaws of the Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been publicly filed by the Company.

(c) Each Consolidated Subsidiary of the Company (i) is duly incorporated or duly formed, as applicable to each such Consolidated Subsidiary, and validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, as applicable, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business as a foreign corporation or other business entity in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except as, in the case of clauses (ii) and (iii), would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

3.2. Capitalization.

(a) The authorized beneficial interests of the Company consist of an unlimited number of Company Shares. Pursuant to the Company Multiple Class Plan, the outstanding Company Shares have been subdivided into five (5) separate classes (i.e., Class A, Class C, Class I, Class L and Class W). As of the close of business on February 18, 2026 (the “Company Capitalization Date”), the following number of Company Shares were outstanding within each class: (i) 2,501,402.06 Company Shares in Class A; (ii) 2,010,873.37 Company Shares in Class C; (iii) 10,374,961.43 Company Shares in Class I; (iv) 813,268.46 Company Shares in Class L and (v) 3,690,766.62 Company Shares in Class W. All of the issued and outstanding Company Shares have been duly authorized and validly issued and are fully paid and free of preemptive rights, with no personal liability with respect to the Company attaching to the ownership thereof. As of the date of this Agreement, no Indebtedness having the right to vote on any matters on which shareholders of the Company may vote (“Company Voting Debt”) is issued or outstanding. As of the Company Capitalization Date, except pursuant to the Company’s distribution reinvestment plan, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character (“Rights”) calling for the purchase or issuance of, or the payment of any amount based on, any Company Shares, Company Voting Debt or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any Company Shares, Company Voting Debt or other equity securities of the Company. Except pursuant to the quarterly repurchase offers required to be made by the Company pursuant to its repurchase policy in effect as of the date hereof, there are no obligations of the Company or any of its Consolidated Subsidiaries (i) to repurchase, redeem or otherwise acquire any Company Shares, Company Voting Debt or any equity security of the Company or its Consolidated Subsidiaries or any securities representing the right to purchase or otherwise receive any Company Shares, Company Voting Debt or any other equity security of the Company or its Consolidated Subsidiaries or (ii) pursuant to which the Company or any of its Consolidated Subsidiaries is or could be required to register Company Shares or other securities under the Securities Act. All of the outstanding Company Shares have been issued in compliance with applicable Law in all material respects.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Consolidated Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (in respect of corporate entities) and free of preemptive rights. No Consolidated Subsidiary of the Company has or is bound by any outstanding Rights calling for the purchase or issuance of, or the payment of any amount based on, any shares of capital stock or any other equity security of such Consolidated Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Consolidated Subsidiary.

3.3. Authority; No Violation.

(a) The Company has all requisite statutory trust power and authority to execute and deliver this Agreement and, subject to obtaining the Company Requisite Vote, to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly approved by the Company Board. The Company Board (on the recommendation of the Company Special Committee) has unanimously (i) determined that (A) this Agreement and the Merger, the Discretionary Repurchase Offer and the related Transactions are advisable and in the best interests of the Company and (B) the interests of the Company’s existing shareholders will not be diluted as a result of the Transactions, (ii) approved, adopted and declared advisable this Agreement and the Transactions (including the Merger, the Discretionary Repurchase Offer and other Company Matters), (iii) directed that the approval of the Company Matters be submitted to the Company’s shareholders at a duly held meeting of such shareholders (the “Company Shareholders Meeting”) and (iv) resolved to recommend that the shareholders of the Company approve the Company Matters, including the Merger. Except for receipt of the approval of the Company Matters by the affirmative vote of a majority of the outstanding voting securities (as provided in Section 2(a)(42) of the Investment Company Act) of the Company (the “Company Requisite Vote”), the Merger, the Discretionary Repurchase Offer and the other Transactions have been authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and, except for receipt of the Company Requisite Vote (and assuming due authorization, execution and delivery by the Acquiror, Merger Sub, the Company Adviser and the Acquiror Adviser), constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Enforceability Exception”)).

(b) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor the performance of this Agreement by the Company, will (i) violate any provision of the Company Declaration or the Company Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.3(a) and Section 3.4 are duly obtained and/or made, (A) to the knowledge of the Company, violate any Law or Order applicable to the Company or any of its Consolidated Subsidiaries or (B) except as Previously Disclosed, violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default)

under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third-party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Consolidated Subsidiaries under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which the Company or any of its Consolidated Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Consolidated Subsidiaries, taken as a whole.

3.4. Governmental Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the consummation by the Company of the Merger, the Discretionary Repurchase Offer and the other Transactions, except for (a) the filing with the SEC of a combined proxy statement/prospectus in definitive form relating to the Company Shareholders Meeting to be held in connection with this Agreement and the Transactions (the “Proxy Statement/Prospectus”) and of a registration statement on Form N-14 or such other appropriate SEC form (the “Registration Statement”) in which the Proxy Statement/Prospectus will be included as a prospectus, and declaration of effectiveness of the Registration Statement by the SEC, (b) the filing of the First Merger Certificate with, and the acceptance for the record of the First Merger Certificate by, the DE SOS with respect to the Merger, (c) the filing of the Second Merger Certificate with, and the acceptance for the record of the Second Merger Certificate by, the DE SOS with respect to the Second Merger, (d) the filing of the Articles of Merger with, and the acceptance for the record of the Articles of Merger by, the MD SDAT with respect to the Second Merger, (e) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (f) the reporting of this Agreement on a Current Report on Form 8-K and (g) any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

3.5. Reports.

(a) The Company has timely filed or furnished all forms, statements, certifications, reports and documents that it was required to file since January 1, 2024 (the “Applicable Date”) with the SEC (such filings since the Applicable Date, the “Company SEC Reports”), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company and its Consolidated Subsidiaries taken as a whole. To the Company’s knowledge, no Company SEC Report, at the time filed or furnished with the SEC, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company and its Consolidated Subsidiaries taken as a whole. To the Company’s knowledge, all Company SEC Reports, as of their respective dates, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. None of the Consolidated Subsidiaries of the Company is required to make any filing with the SEC as of the Effective Time.

(b) Neither the Company nor any of its Consolidated Subsidiaries is subject to any cease-and-desist or other Order or, to the knowledge of the Company, any enforcement action issued by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, any Governmental Entity that currently restricts in any material respect the conduct of its business (or to the Company’s knowledge that, upon consummation of the Mergers, would restrict in any material respect the conduct of the business of the Acquiror or any of its Consolidated Subsidiaries), or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated companies structured as interval funds or their Consolidated Subsidiaries, nor has the Company or any of its Consolidated Subsidiaries been advised in writing or, to the knowledge of the Company, verbally, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any of the foregoing.

(c) The Company has made available to the Acquiror all material correspondence with the SEC since the Applicable Date and, as of the date of this Agreement, to the knowledge of the Company (i) there are no unresolved comments from the SEC with respect to the Company SEC Reports or any SEC examination of the Company and (ii) none of the Company SEC Reports is subject to any ongoing review by the SEC. The Company has made available to the Acquiror all material written correspondence with the SEC regarding the Transactions, and a true and complete copy of all such material written correspondence as of the date hereof is set forth in Section 3.5(c) of the Company Disclosure Schedule. As of the date hereof, there have not been any oral communications between the Company or its Representatives with the SEC that the Company in its reasonable discretion has determined contradict or are inconsistent with the correspondence set forth in Section 3.5(c) of the Company Disclosure Schedule.

3.6. Company Financial Statements.

(a) The financial statements, including the related consolidated schedules of investments, of the Company and its Consolidated Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable) (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in net assets and consolidated financial position of the Company and its Consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (except that unaudited statements may not contain notes and are subject to recurring year-end audit adjustments normal in nature and amount), (ii) to the Company’s knowledge, have complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iii) have been prepared in all material respects in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Deloitte & Touche LLP (“Deloitte”) has not resigned, threatened resignation in writing or been dismissed as the Company’s independent public accountant as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except for (i) liabilities reflected or reserved against on the consolidated unaudited balance sheet of the Company as of September 30, 2025 included in the unaudited financial statements set forth in the Company’s Certified Shareholder Report on Form N-CSR for the reporting period ended September 30, 2025 (the “Company Balance Sheet”), (ii) liabilities incurred in the ordinary course of business since September 30, 2025, (iii) liabilities incurred in connection with this Agreement and the Transactions, (iv) liabilities otherwise disclosed in the Company SEC Reports and (v) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company, neither the Company nor any of its Consolidated Subsidiaries has any liabilities that would be required to be reflected or reserved against on the Company Balance Sheet in accordance with GAAP.

(c) As of September 30, 2025, neither the Company nor any of its Consolidated Subsidiaries was a party to or had any binding commitment to become a party to any off-balance sheet joint venture, partnership or similar contract with any unconsolidated Affiliate or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Exchange Act).

(d) Since the Applicable Date, (i) neither the Company nor any of its Consolidated Subsidiaries nor, to the knowledge of the Company, any trustee, officer, auditor, accountant or Representative of the Company or any of its Consolidated Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Consolidated Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Consolidated Subsidiaries has engaged in questionable or illegal accounting or auditing practices or maintains inadequate internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act), and (ii) no attorney representing the Company or any of its Consolidated Subsidiaries, whether or not employed by the Company or any of its Consolidated Subsidiaries, has reported evidence of a material violation of securities laws, breach of duty or similar violation by the Company or any of its trustees, officers or agents to the Company Board or any committee thereof or to any trustee or officer of the Company.

(e) To the Company’s knowledge, since the Applicable Date, Deloitte, which has expressed its opinion with respect to the financial statements of the Company and its Consolidated Subsidiaries included in the Company SEC Reports (including the related notes), has been (i) “independent” with respect to the Company and its Consolidated Subsidiaries within the meaning of Regulation S-X, and (ii) in material compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board.

(f) Since the Applicable Date, the principal executive officer and principal financial officer of the Company have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC (collectively, the “Sarbanes-Oxley Act”), and the statements contained in any such certifications are complete and correct in all material respects, and the Company is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act.

(g) The Company has in all material respects:

(i) designed and maintained a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to allow the Company’s principal executive officer and principal financial officer to make the certifications required under the Exchange Act with respect to such reports;

(ii) designed and maintained a system of internal controls over financial reporting sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization, (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (E) the Company’s management, with the participation of the Company’s principal executive and financial officers, has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting for the fiscal year ended September 30, 2025 in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, and such assessment concluded that the Company maintained, in all material respects, effective internal control over financial reporting as of September 30, 2025; and

(iii) (A) disclosed, based on its most recent evaluation, to its auditors and the audit committee of the Company Board (1) any significant deficiencies or material weaknesses (as defined in the relevant Statement of Auditing Standards) in the design or operation of the Company’s internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other individuals who have a significant role in its internal controls over financial reporting and (B) identified for the Company’s auditors any material weaknesses in internal controls.

(h) The fair market value of the Company’s investments as of September 30, 2025 (i) was determined in accordance with Accounting Standards Codification, “Fair Value Measurements and Disclosures (Topic 820)”, issued by the Financial Accounting Standards Board (“ASC Topic 820”) and (ii) reflects a reasonable estimate of the fair value of such investments as determined in good faith, in accordance with Rule 2a-5 under the Investment Company Act.

(i) To the Company’s knowledge, there is no fraud or suspected fraud affecting the Company involving management of the Company who have significant roles in the Company’s internal control over financial reporting.

3.7. Broker’s Fees. Neither the Company nor any of its Consolidated Subsidiaries nor any of their respective trustees, officers or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers, the Discretionary Repurchase Offer or the other Transactions, other than to Lucid Capital Markets, LLC pursuant to an engagement letter, a true, complete and correct copy of which has been previously delivered to the Acquiror.

3.8. Absence of Changes or Events. Since the Company’s last Certified Shareholder Report on Form N-CSR, (i) except as expressly permitted or required by or in connection with the execution and delivery of this Agreement and the consummation of the Transactions, the business of the Company and its Consolidated Subsidiaries has been conducted in the ordinary course of business in all material respects, (ii) there has not been any Effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company and (iii) there has not been any material action that, if it had been taken after the date hereof, would have required the consent of the Acquiror under Sections 6.1 or 6.2.

3.9. Compliance with Applicable Law; Permits.

(a) The Company and each of its Consolidated Subsidiaries is in compliance, and has been operated in compliance, in all material respects, with all applicable Laws, including, if and to the extent applicable, the Investment Company Act, the Securities Act and the Exchange Act other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company. The Company has not received any written or, to the Company’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to be material to the Company and its Consolidated Subsidiaries, taken as a whole.

(b) The Company is in compliance, and since the Applicable Date, has complied with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in its registration statement (as amended from time to time) or the reports that it has filed with the SEC under the Exchange Act and applicable Laws, if any, other than any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

(c) The Company has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. There have been no “Material Compliance Matters” for the Company, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those that have been reported to the Company Board and satisfactorily remedied or are in the process of being remedied or those that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Consolidated Subsidiaries, taken as a whole.

(d) The Company and each of its Consolidated Subsidiaries holds and is in compliance with all Permits required in order to permit the Company and each of its Consolidated Subsidiaries to own or lease their properties and assets and to conduct their businesses under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Consolidated Subsidiaries, taken as a whole. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Consolidated Subsidiaries, taken as a whole. The Company has not received any written or, to the Company’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to be material to the Company and its Consolidated Subsidiaries, taken as a whole.

(e) No “affiliated person” (as defined under the Investment Company Act) of the Company has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act for any investment company under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification. There is no material Proceeding pending and served or, to the knowledge of the Company, threatened that would result in any such disqualification.

(f) The minute books and other similar records of the Company maintained since the Applicable Date contain a true and complete record in all material respects of all action taken at all meetings and by all written consents in lieu of meetings of the shareholders of the Company, the Company Board and any committees of the Company Board.

3.10. Company Information. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement becomes effective under the Securities Act, or (ii) the Proxy Statement/Prospectus will, at the date the Proxy Statement/Prospectus or any amendment or supplement is first mailed to shareholders of the Company or at the time of the Company Shareholders Meeting, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied by the Acquiror, Merger Sub, the Company Adviser or the Acquiror Adviser for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement/Prospectus. For the avoidance of doubt, any obligations set forth in this Section 3.10 shall automatically terminate upon the occurrence of the Closing.

3.11. Taxes and Tax Returns.

(a) The Company and each of its Consolidated Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has paid all material Taxes shown thereon as arising, or required to be shown thereon, and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. Since the Applicable Date, no material Tax Return of the Company or any Consolidated Subsidiary has been examined by the Internal Revenue Service (the “IRS”) or other relevant taxing authority. There are no material disputes pending, or written claims asserted, for Taxes or assessments upon the Company or any of its Consolidated Subsidiaries for which the Company does not have reserves that are adequate under GAAP. Neither the Company nor any of its Consolidated Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Consolidated Subsidiaries or customary gross-up provisions in any commercial contract the primary purpose of which does not relate to Taxes). Within the past five years (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part), neither the Company nor any of its Consolidated Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution of stock which qualified or was intended to qualify under Section 355(a) of the Code and to which Section 355 of the Code (or so much of Section 356 of the Code, as it relates to Section 355 of the Code) applied or was intended to apply. Neither the Company nor any of its Consolidated Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by the Company or any of its Consolidated Subsidiaries. Neither the Company nor any of its Consolidated Subsidiaries has participated in a “listed transaction” within the meaning of

Treasury Regulation Section 1.6011-4(b)(2). If the Company or any of its Consolidated Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), such entity has properly disclosed such transaction in accordance with the applicable Tax regulations.

(b) The Company made a valid election under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code to be taxed as a “regulated investment company” (a “RIC”). The Company has qualified as a RIC at all times during the Company Open Tax Years and expects to continue to so qualify through the Effective Time. No challenge to the Company’s status as a RIC is pending or has been threatened in writing with respect to the Company Open Tax Years. For each of the Company Open Tax Years, the Company has satisfied or will satisfy the distribution requirements imposed on a regulated investment company under Section 852 of the Code (taking into account any dividend that will be paid by the Company, or by the Acquiror on behalf of the Company, after the date of this Agreement, including the Tax Dividend and the Deficiency Dividend).

(c) The Company and its Consolidated Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by applicable Law, in all material respects, withheld from and paid over all amounts required to be so withheld and paid over under applicable Laws.

(d) The Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(e) The Company has no “earnings and profits” for U.S. federal income Tax purposes described in Section 852(a)(2)(B) of the Code.

(f) The Company Previously Disclosed each asset, if any, the disposition of which would be subject to rules similar to Section 1374 of the Code as prescribed in IRS Notice 88-19, 1988-1 C.B. 486, or Treasury Regulation Section 1.337(d)-7 and the amount of “net unrealized built-in gain” (within the meaning of Section 1374(d) of the Code), if any, with respect to the Company’s assets. Other than as Previously Disclosed, the Company is not now and will not be subject to corporate-level income taxation on the sale, transfer or other disposition of its assets currently held as a result of the application of Section 337(d) of the Code or the Treasury Regulations promulgated thereunder.

(g) No claim has been made in writing by a taxing authority in a jurisdiction where the Company or any of its Consolidated Subsidiaries does not file Tax Returns that the Company or any such Consolidated Subsidiary is or may be subject to taxation by that jurisdiction, and which, if upheld, would reasonably result in a material Tax liability.

(h) Neither the Company nor any of its Consolidated Subsidiaries has, or has had at any time during the Company Open Tax Years, a permanent establishment in any country other than the United States.

(i) Neither the Company nor any of its Consolidated Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities at any time during the Company Open Tax Years.

(j) Neither the Company nor any of its Consolidated Subsidiaries has any liability for the Taxes of another Person other than the Company and its Consolidated Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or payable pursuant to a contractual obligation (other than customary gross-up provisions in any commercial contract the primary purpose of which does not relate to Taxes).

(k) Neither the Company nor any of its Consolidated Subsidiaries has been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is the Company or any of its Consolidated Subsidiaries) at any time during the Company Open Tax Years.

(l) There are no material Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Consolidated Subsidiaries.

3.12. Litigation. There are no material Proceedings pending or, to the Company’s knowledge, threatened against the Company or any of its Consolidated Subsidiaries. There is no Order binding upon the Company or any of its Consolidated Subsidiaries other than such Orders as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Consolidated Subsidiaries, taken as a whole.

3.13. Employee Matters. Neither the Company nor any of its Consolidated Subsidiaries has (i) any employees or (ii) any “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or any employment, bonus, incentive, vacation, stock option or other equity based, severance, termination, retention, change of control, profit sharing, fringe benefit, health, medical or other similar plan, program or agreement (collectively, “Employee Benefit Plans”).

3.14. Certain Contracts.

(a) The Company has Previously Disclosed a complete and accurate list of, and true and complete copies have been delivered or made available (including via EDGAR) to the Acquiror of, all Contracts (collectively, the “Company Material Contracts”) to which, as of the date hereof, the Company or any of its Consolidated Subsidiaries is a party, or by which the Company or any of its Consolidated Subsidiaries may be bound, or, to the knowledge of the Company, to which it or any of its Consolidated Subsidiaries or their respective assets or properties may be subject, with respect to:

(i) any Contract that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K;

(ii) any loans or credit agreements, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of the Company or any of its Consolidated Subsidiaries in an aggregate principal amount in excess of $2,500,000 is outstanding or may be incurred, or any guarantee by the Company or any of its Consolidated Subsidiaries of any Indebtedness in an aggregate principal amount in excess of $2,500,000;

(iii) any non-competition or non-solicitation Contract or any other Contract that limits, purports to limit, or would reasonably be expected to limit in each case in any material respect the manner in which, or the localities in which, any material business of the Company and its Consolidated Subsidiaries, taken as a whole, is or could be conducted or the types of business that the Company and its Consolidated Subsidiaries conducts or may conduct; or

(iv) any Contract that obligates the Company or any of its Consolidated Subsidiaries to conduct any business that is material to the Company and its Consolidated Subsidiaries, taken as a whole, on an exclusive basis with any third party, or upon consummation of the Mergers, will obligate the Acquiror, the Surviving Company or any of their Consolidated Subsidiaries to conduct business with any third-party on an exclusive basis.

(b) Each Company Material Contract is (x) valid and binding on the Company or its applicable Consolidated Subsidiary and, to the Company’s knowledge, each other party thereto, (y) enforceable against the Company or its applicable Consolidated Subsidiary in accordance with its terms (subject to the Enforceability Exception), and (z) is in full force and effect, other than in each case as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Consolidated Subsidiaries, taken as a whole. The Company Management Agreement has been approved by the Company Board and shareholders of the Company in accordance with Section 15 of the Investment Company Act. Neither the Company nor any of its Consolidated Subsidiaries nor, to the Company’s knowledge, any other party thereto, is in material breach of any provisions of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Company Material Contract other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company. No Company Material Contract has been amended, modified or supplemented other than as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Consolidated Subsidiaries, taken as a whole. No event has occurred with respect to the Company or any of its Consolidated Subsidiaries that, with or without the giving of notice, the lapse of time or both, would constitute a breach or default under any Company Material Contract other than as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Consolidated Subsidiaries, taken as a whole.

3.15. Insurance Coverage. All material insurance policies maintained by the Company or any of its Consolidated Subsidiaries and that name the Company or any of its Consolidated Subsidiaries as an insured (each, a “Company Insurance Policy”), including the fidelity bond required by the Investment Company Act, are in full force and effect and all premiums due and payable with respect to each Company Insurance Policy have been paid. Neither the Company nor any of its Consolidated Subsidiaries has received written notice of cancellation of any Company Insurance Policy.

3.16. Intellectual Property. The Company and its Consolidated Subsidiaries own, possess or have a valid license or other adequate rights to use all patents, patent applications, patent rights, trademarks, trademark applications, trademark rights, trade names, trade name rights, service marks, service mark applications, service mark rights, copyrights, computer programs and other proprietary intellectual property rights (collectively, “Intellectual Property Rights”) that are material to the conduct of the business of the Company and its Consolidated Subsidiaries taken as a whole (hereinafter, “Company Intellectual Property Rights”), except where the failure to own, possess or have adequate rights would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company. No claims are pending for which the Company has received written notice or, to the knowledge of the Company, threatened (i) that the Company or any of its Consolidated Subsidiaries is infringing or otherwise violating the rights of any Person with regard to any Intellectual Property Right, or (ii) that any Company Intellectual Property Right is invalid or unenforceable. To the knowledge of the Company, no Person is infringing, misappropriating or using without authorization the rights of the Company or any of its Consolidated Subsidiaries with respect to any Intellectual Property Right, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Consolidated Subsidiaries, taken as a whole.

3.17. Real Property. Neither the Company nor any of its Consolidated Subsidiaries owns or leases any real property.

3.18. Investment Assets. Each of the Company and its Consolidated Subsidiaries has good title to all securities, Indebtedness and other financial instruments owned by it, free and clear of any material Liens, except to the extent such securities, Indebtedness or other financial instruments, as applicable, are pledged to secure obligations of the Company or its Consolidated Subsidiaries pursuant to credit agreements that have been Previously Disclosed and except for Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business.

3.19. State Takeover Laws. No “business combination,” “control share acquisition,” “fair price,” “moratorium” or other similar antitakeover statutes or regulations enacted under state or federal Laws in the United States (any such Laws, “Takeover Statutes”) are applicable to this Agreement, the Merger, the Discretionary Repurchase Offer or the other Transactions.

3.20. Appraisal Rights. In accordance with the DSTA, no dissenters’ rights, appraisal rights or rights of an objecting shareholder shall be available to holders of Company Shares in connection with the Merger, the Discretionary Repurchase Offer or the other Transactions.

3.21. Opinion of Financial Advisor. Prior to the execution of this Agreement, the Company Special Committee has received the written opinion of Lucid Capital Markets, LLC, financial advisor to the Company Special Committee, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to the holders of Company Shares.

3.22. Chapter 11. Neither the Company nor any of its Consolidated Subsidiaries is under the jurisdiction of a court in a “title 11 or similar case” (as defined in Section 368(a)(3)(A) of the Code).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR AND MERGER SUB

Except with respect to matters that have been Previously Disclosed, the Acquiror and Merger Sub hereby jointly and severally represent and warrant to the Company that:

4.1. Organization.

(a) The Acquiror is a corporation duly incorporated and validly existing under the Laws of the State of Maryland and in good standing with the MD SDAT, and Merger Sub is a corporation duly incorporated and validly existing under the Laws of the State of Delaware and in good standing with the DE SOS. The Acquiror has duly elected to be regulated as a BDC, and such election has not been revoked or withdrawn and is in full force and effect. Each of the Acquiror and Merger Sub has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquiror. The Acquiror has duly elected to be regulated as a BDC, and such election has not been revoked or withdrawn and is in full force and effect.

(b) True, complete and correct copies of the charter of the Acquiror (the “Acquiror Charter”) and the bylaws of the Acquiror (the “Acquiror Bylaws”), as in effect as of the date of this Agreement, have previously been publicly filed by the Acquiror.

(c) Each Consolidated Subsidiary of the Acquiror (i) is duly incorporated or duly formed, as applicable to each such Consolidated Subsidiary, and validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, as applicable, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business as a foreign corporation or other business entity in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except as, in the case of clauses (ii) and (iii), would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquiror.

4.2. Capitalization.

(a) The authorized capital stock of the Acquiror consists of 1,000,000,000 shares of Acquiror Common Stock, of which 5,240,672 shares were outstanding as of the close of business on February 18, 2026 (the “Acquiror Capitalization Date”). All of the issued and outstanding shares of Acquiror Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability with respect to the Acquiror attaching to the ownership thereof. All of the shares of Acquiror Common Stock constituting the Merger Consideration will be, when issued pursuant to the terms of the Merger and the Agreement, duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights, with no personal liability with respect to the Acquiror attaching to the ownership thereof. As of the date of this Agreement, no Indebtedness having the right to vote on any matters on which stockholders of the Acquiror may vote (“Acquiror Voting Debt”) is issued or outstanding. As of the Acquiror Capitalization Date, except pursuant to the Acquiror’s dividend reinvestment plan, the Acquiror does not have and is not bound by any Rights calling for the purchase or issuance of, or the payment of any amount based on, any shares of Acquiror Common Stock, Acquiror Voting Debt or any other equity securities of the Acquiror or any securities representing the right to purchase or otherwise receive any shares of Acquiror Common Stock, Acquiror Voting Debt or other equity securities of the Acquiror. There are no obligations of the Acquiror or any of its Consolidated Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of the Acquiror, Acquiror Voting Debt or any equity security of the Acquiror or its Consolidated Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock, Acquiror Voting Debt or any other equity security of the Acquiror or its Consolidated Subsidiaries or (ii) pursuant to which the Acquiror or any of its Consolidated Subsidiaries is or could be required to register shares of the Acquiror’s capital stock or other securities under the Securities Act. All of the outstanding shares of Acquiror Common Stock have been issued in compliance with applicable Law in all material respects.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Consolidated Subsidiary of the Acquiror are owned by the Acquiror, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (in respect of corporate entities) and free of preemptive rights. No Consolidated Subsidiary of the Acquiror has or is bound by any outstanding Rights calling for the purchase or issuance of, or the payment of any amount based on, any shares of capital stock or any other equity security of such Consolidated Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Consolidated Subsidiary.

4.3. Authority; No Violation.

(a) The Acquiror has all requisite corporate power and authority to execute and deliver this Agreement and consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly approved by the Acquiror Board. Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the adoption and approval of the Transactions by the Acquiror as the sole stockholder of Merger Sub, to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly approved by the Board of Directors of Merger Sub. The Acquiror Board, including all of the Acquiror Continuing Directors (on the recommendation of the Acquiror Special Committee), has unanimously (i) determined that (A) this Agreement and the Mergers and the related Transactions are advisable and in the best interests of the Acquiror and (B) the interests of the Acquiror’s existing stockholders will not be diluted as a result of the Transactions and (ii) approved, adopted and declared advisable this Agreement and the Transactions (including the Mergers). The Board of Directors of Merger Sub has unanimously (1) determined that this Agreement and the Mergers and the related Transactions are advisable and in the best interests of Merger Sub, (2) approved, adopted and declared advisable this Agreement and the Transactions (including the Mergers) and (3) resolved to recommend the approval of the Transactions (including the Merger) by the Acquiror, in the Acquiror’s capacity as the sole stockholder of Merger Sub. Except for the approval of the Transactions by the Acquiror, as the sole stockholder of Merger Sub (which approval shall occur promptly following the execution of this Agreement), the Mergers and the other Transactions have been authorized by all necessary corporate action on the part of the Acquiror and Merger Sub. This Agreement has been duly and validly executed and delivered by the Acquiror and Merger Sub and, except for the approval of the Transactions by the Acquiror, as the sole stockholder of Merger Sub (and assuming due authorization, execution and delivery by the Company, the Company Adviser and the Acquiror Adviser), this Agreement constitutes the valid and binding obligation of each of the Acquiror and Merger Sub, enforceable against each of the Acquiror and Merger Sub in accordance with its terms (except as may be limited by the Enforceability Exception).

(b) Neither the execution and delivery of this Agreement by the Acquiror and Merger Sub, nor the consummation by the Acquiror or Merger Sub of the Transactions, nor the performance of this Agreement by the Acquiror and Merger Sub, will (i) violate any provision of the Acquiror Charter, the Acquiror Bylaws or the charter or bylaws of Merger Sub or (ii) assuming that the consents, approvals and filings referred to in Section 4.3(a) and Section 4.4 are duly obtained and/or made, (A) to the knowledge of the Acquiror, violate any Law or Order applicable to the Acquiror or any of its Consolidated Subsidiaries or (B) except as Previously Disclosed, violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third-party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of the Acquiror or any of its Consolidated Subsidiaries under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which the Acquiror or any of its Consolidated Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to be material to the Acquiror and its Consolidated Subsidiaries, taken as a whole.

4.4. Governmental Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the consummation by the Acquiror or Merger Sub of the Merger and the other Transactions, except for (a) the filing with the SEC of the Proxy Statement/Prospectus and the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus, and declaration of effectiveness of the Registration Statement by the SEC, (b) the filing of the First Merger Certificate with, and the acceptance for the record of the First Merger Certificate by, the DE SOS with respect to the Merger, (c) the filing of the Second Merger Certificate with, and the acceptance for the record of the Second Merger Certificate by, the DE SOS with respect to the Second Merger, (d) the filing of the Articles of Merger with, and the acceptance for the record of the Articles of Merger by, the MD SDAT with respect to the Second Merger, (e) any notices or filings under the HSR Act, (f) the reporting of this Agreement on a Current Report on Form 8-K and (g) any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquiror.

4.5. Reports.

(a) The Acquiror has timely filed or furnished all forms, statements, certifications, reports and documents that it was required to file since the Applicable Date with the SEC (such filings since the Applicable Date, the “Acquiror SEC Reports”), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquiror and its Consolidated Subsidiaries taken as a whole. To the Acquiror’s knowledge, no Acquiror SEC Report, at the time filed or furnished with the SEC, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquiror and its Consolidated Subsidiaries taken as a whole. To the Acquiror’s knowledge, all Acquiror SEC Reports, as of their respective dates, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. None of the Consolidated Subsidiaries of the Acquiror is required to make any filing with the SEC as of the Effective Time.

(b) Neither the Acquiror nor any of its Consolidated Subsidiaries is subject to any cease-and-desist or other Order or, to the knowledge of the Acquiror, any enforcement action issued by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, any Governmental Entity that currently restricts in any material respect the conduct of its business (or to the Acquiror’s knowledge that, upon consummation of the Mergers, would restrict in any material respect the conduct of the business of the Acquiror or any of its Consolidated Subsidiaries), or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated BDCs or their Consolidated Subsidiaries, nor has the Acquiror or any of its Consolidated Subsidiaries been advised in writing or, to the knowledge of the Acquiror, verbally, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any of the foregoing.

(c) The Acquiror has made available to the Company all material correspondence with the SEC since the Applicable Date, and, as of the date of this Agreement, to the knowledge of the Acquiror, (i) there are no unresolved comments from the SEC with respect to the Acquiror SEC Reports or any SEC examination of the Acquiror, and (ii) none of the Acquiror SEC Reports is subject to any ongoing review by the SEC. The Acquiror has made available to the Company all material written correspondence with the SEC regarding the Transactions, and a true and complete copy of all such material written correspondence as of the date hereof is set forth in Section 4.5(c) of the Acquiror Disclosure Schedule. As of the date hereof, there have not been any oral communications between the Acquiror or its Representatives with the SEC that the Acquiror in its reasonable discretion has determined contradict or are inconsistent with the correspondence set forth in Section 4.5(c) of the Acquiror Disclosure Schedule.

4.6. Acquiror Financial Statements.

(a) The financial statements, including the related consolidated schedules of investments, of the Acquiror and its Consolidated Subsidiaries included (or incorporated by reference) in the Acquiror SEC Reports (including the related notes, where applicable) (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in net assets and consolidated financial position of the Acquiror and its Consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (except that unaudited statements may not contain notes and are subject to recurring year-end audit adjustments normal in nature and amount), (ii) to the Acquiror’s knowledge, have complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iii) have been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Deloitte has not resigned, threatened resignation in writing or been dismissed as the Acquiror’s independent public accountant as a result of or in connection with any disagreements with the Acquiror on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except for (A) liabilities reflected or reserved against on the consolidated unaudited balance sheet of the Acquiror as of September 30, 2025 included in the unaudited financial statements set forth in the Acquiror’s quarterly report on Form 10-Q for the quarter ended September 30, 2025 (the “Acquiror Balance Sheet”), (B) liabilities incurred in the ordinary course of business since September 30, 2025, (C) liabilities incurred in connection with this Agreement and the Transactions, (D) liabilities otherwise disclosed in the Acquiror SEC Reports and (E) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquiror, neither the Acquiror nor any of its Consolidated Subsidiaries has any liabilities that would be required to be reflected or reserved against on the Acquiror Balance Sheet in accordance with GAAP.

(c) As of September 30, 2025, neither the Acquiror nor any of its Consolidated Subsidiaries was a party to or had any binding commitment to become a party to any off-balance sheet joint venture, partnership or similar contract with any unconsolidated Affiliate or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Exchange Act).

(d) Since the Applicable Date, (i) neither the Acquiror nor any of its Consolidated Subsidiaries nor, to the knowledge of the Acquiror, any director, officer, auditor, accountant or Representative of the Acquiror or any of its Consolidated Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Acquiror or any of its Consolidated Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Acquiror or any of its Consolidated Subsidiaries has engaged in questionable or illegal accounting or auditing practices or maintains inadequate internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act), and (ii) no attorney representing the Acquiror or any of its Consolidated Subsidiaries, whether or not employed by the Acquiror or any of its Consolidated Subsidiaries, has reported evidence of a material violation of securities laws, breach of duty or similar violation by the Acquiror or any of its directors, officers or agents to the Acquiror Board or any committee thereof or to any director or officer of the Acquiror.

(e) To the Acquiror’s knowledge, since the Applicable Date, Deloitte, which has expressed its opinion with respect to the financial statements of the Acquiror and its Consolidated Subsidiaries included in the Acquiror SEC Reports (including the related notes), has been (i) “independent” with respect to the Acquiror and its Consolidated Subsidiaries within the meaning of Regulation S-X, and (ii) in material compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board.

(f) Since the Applicable Date, the principal executive officer and principal financial officer of the Acquiror have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct in all material respects, and the Acquiror is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act.

(g) The Acquiror has in all material respects:

(i) designed and maintained a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that all information (both financial and non-financial) required to be disclosed by the Acquiror in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to the Acquiror’s management as appropriate to allow timely decisions regarding required disclosure and to allow the Acquiror’s principal executive officer and principal financial officer to make the certifications required under the Exchange Act with respect to such reports;

(ii) designed and maintained a system of internal controls over financial reporting sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization, (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (E) the Acquiror’s management, with the participation of the Acquiror’s principal executive and financial officers, has completed an assessment of the effectiveness of the Acquiror’s internal controls over financial reporting for the fiscal year ended December 31, 2025 in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, and such assessment concluded that the Acquiror maintained, in all material respects, effective internal control over financial reporting as of December 31, 2025, using the framework specified in the Acquiror’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025; and

(iii) (A) disclosed, based on its most recent evaluation, to its auditors and the audit committee of the Acquiror Board (1) any significant deficiencies or material weaknesses (as defined in the relevant Statement of Auditing Standards) in the design or operation of the Acquiror’s internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other individuals who have a significant role in its internal controls over financial reporting and (B) identified for the Acquiror’s auditors any material weaknesses in internal controls.

(h) The fair market value of the Acquiror’s investments as of September 30, 2025 (i) was determined in accordance with ASC Topic 820 and (ii) reflects a reasonable estimate of the fair value of such investments as determined in good faith, in accordance with Rule 2a-5 under the Investment Company Act.

(i) To the Acquiror’s knowledge, there is no fraud or suspected fraud affecting the Acquiror involving management of the Acquiror who have significant roles in the Acquiror’s internal control over financial reporting.

4.7. Broker’s Fees. Neither the Acquiror nor any of its Consolidated Subsidiaries nor any of their respective directors, officers or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or the other Transactions, other than to Keefe, Bruyette & Woods, Inc. pursuant to an engagement letter, a true, complete and correct copy of which has been previously delivered to the Company.

4.8. Absence of Changes or Events. Since the Acquiror’s last quarterly report on Form 10-Q, (i) except as expressly permitted or required by or in connection with the execution and delivery of this Agreement and the consummation of the Transactions, the business of the Acquiror and its Consolidated Subsidiaries has been conducted in the ordinary course of business in all material respects, (ii) there has not been any Effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquiror and (iii) there has not been any material action that, if it had been taken after the date hereof, would have required the consent of the Company under Sections 6.1 or 6.3.

4.9. Compliance with Applicable Law; Permits.

(a) The Acquiror and each of its Consolidated Subsidiaries is in compliance, and has been operated in compliance, in all material respects, with all applicable Laws, including, if and to the extent applicable, the Investment Company Act, the Securities Act and the Exchange Act other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquiror. The Acquiror has not received any written or, to the Acquiror’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to be material to the Acquiror and its Consolidated Subsidiaries, taken as a whole.

(b) The Acquiror is in compliance, and, since the Applicable Date, has complied, with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in its registration statement (as amended from time to time) or reports that it has filed with the SEC under the Exchange Act and applicable Laws, if any, other than any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquiror.

(c) The Acquiror has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. There have been no “Material Compliance Matters” for the Acquiror, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those that have been reported to the Acquiror Board and satisfactorily remedied or are in the process of being remedied or those that would not, individually or in the aggregate, reasonably be expected to be material to the Acquiror and its Consolidated Subsidiaries, taken as a whole.

(d) The Acquiror and each of its Consolidated Subsidiaries holds and is in compliance with all Permits required in order to permit the Acquiror and each of its Consolidated Subsidiaries to own or lease their properties and assets and to conduct their businesses under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to be material to the Acquiror and its Consolidated Subsidiaries, taken as a whole. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquiror and its Consolidated Subsidiaries, taken as a whole. The Acquiror has not received any written or, to the Acquiror’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to be material to the Acquiror and its Consolidated Subsidiaries, taken as a whole.

(e) No “affiliated person” (as defined under the Investment Company Act) of the Acquiror has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act for any investment company (including a BDC) under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification. There is no material Proceeding pending and served or, to the knowledge of the Acquiror, threatened that would result in any such disqualification.

(f) The minute books and other similar records of the Acquiror maintained since the Applicable Date contain a true and complete record in all material respects of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders of the Acquiror, the Acquiror Board and any committees of the Acquiror Board.

4.10. Acquiror Information. None of the information supplied or to be supplied by the Acquiror for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement becomes effective under the Securities Act, or (ii) the Proxy Statement/Prospectus will, at the date the Proxy Statement/Prospectus or any amendment or supplement is first mailed to shareholders of the Company or at the time of the Company Shareholders Meeting, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by the Acquiror with respect to information supplied by the Company, the Company Adviser or the Acquiror Adviser for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement/Prospectus. For the avoidance of doubt, any obligations set forth in this Section 4.10 shall automatically terminate upon the occurrence of the Closing.

4.11. Taxes and Tax Returns.

(a) The Acquiror and each of its Consolidated Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has paid all material Taxes shown thereon as arising, or required to be shown thereon, and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. Since the Applicable Date, no material Tax Return of the Acquiror or any Consolidated Subsidiary has been examined by the IRS or other relevant taxing authority. There are no material disputes pending, or written claims asserted, for Taxes or assessments upon the Acquiror or any of its Consolidated Subsidiaries for which the Acquiror does not have reserves that are adequate under GAAP. Neither the Acquiror nor any of its Consolidated Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Acquiror and its Consolidated Subsidiaries or customary gross-up provisions in any commercial contract the primary purpose of which does not relate to Taxes). Within the past five years (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part), neither the Acquiror nor any of its Consolidated Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution of stock which qualified or was intended to qualify under Section 355(a) of the Code and to which Section 355 of the Code (or so much of Section 356 of the Code, as it relates to Section 355 of the Code) applied or was intended to apply. Neither the Acquiror nor any of its Consolidated Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by the Acquiror or any of its Consolidated Subsidiaries. Neither the Acquiror nor any of its Consolidated Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). If the Acquiror or any of its Consolidated Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), such entity has properly disclosed such transaction in accordance with the applicable Tax regulations.

(b) The Acquiror made a valid election under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code to be taxed as a RIC. The Acquiror has qualified as a RIC at all times during the Acquiror Open Tax Years and expects to continue to so qualify for the taxable year that includes the Second Effective Time. No challenge to the Acquiror’s status as a RIC is pending or has been threatened in writing with respect to the Acquiror Open Tax Years. For each of the Acquiror Open Tax Years, the Acquiror has satisfied or will satisfy the distribution requirements imposed on a regulated investment company under Section 852 of the Code (taking into account any dividend that will be paid by the Company after the date of this Agreement).

(c) Merger Sub is a newly formed corporation created for the purpose of undertaking the Merger and is wholly owned directly by the Acquiror. Prior to the Effective Time, Merger Sub will not have acquired any assets or engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

(d) The Acquiror and its Consolidated Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by applicable Law, in all material respects, withheld from and paid over all amounts required to be so withheld and paid over under applicable Laws.

(e) The Acquiror is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(f) The Acquiror has no “earnings and profits” for U.S. federal income Tax purposes described in Section 852(a)(2)(B) of the Code.

(g) The Acquiror Previously Disclosed each asset, if any, the disposition of which would be subject to rules similar to Section 1374 of the Code as prescribed in IRS Notice 88-19, 1988-1 C.B. 486, or Treasury Regulation Section 1.337(d)-7 and the amount of “net unrealized built-in gain” (within the meaning of Section 1374(d) of the Code), if any, with respect to the Acquiror’s assets. Other than as Previously Disclosed, the Acquiror is not now and will not be subject to corporate-level income taxation on the sale, transfer or other disposition of its assets currently held as a result of the application of Section 337(d) of the Code or the Treasury Regulations promulgated thereunder.

(h) No claim has been made in writing by a taxing authority in a jurisdiction where the Acquiror or any of its Consolidated Subsidiaries does not file Tax Returns that the Acquiror or any such Consolidated Subsidiary is or may be subject to taxation by that jurisdiction, and which, if upheld, would reasonably result in a material Tax liability.

(i) Neither the Acquiror nor any of its Consolidated Subsidiaries has, or has had at any time during the Acquiror Open Tax Years, a permanent establishment in any country other than the United States.

(j) Neither the Acquiror nor any of its Consolidated Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities at any time during the Acquiror Open Tax Years.

(k) Neither the Acquiror nor any of its Consolidated Subsidiaries has any liability for the Taxes of another Person other than the Acquiror and its Consolidated Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or payable pursuant to a contractual obligation (other than customary gross-up provisions in any commercial contract the primary purpose of which does not relate to Taxes).

(l) Neither the Acquiror nor any of its Consolidated Subsidiaries has been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is the Acquiror or any of its Consolidated Subsidiaries) at any time during the Acquiror Open Tax Years.

(m) There are no material Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Acquiror or any of its Consolidated Subsidiaries.

4.12. Litigation. There are no material Proceedings pending or, to the Acquiror’s knowledge, threatened against the Acquiror or any of its Consolidated Subsidiaries. There is no Order binding upon the Acquiror or any of its Consolidated Subsidiaries other than such Orders as would not, individually or in the aggregate, reasonably be expected to be material to the Acquiror and its Consolidated Subsidiaries, taken as a whole.

4.13. Employee Matters. Neither the Acquiror nor any of its Consolidated Subsidiaries has (i) any employees or (ii) any Employee Benefit Plans.

4.14. Certain Contracts.

(a) The Acquiror has Previously Disclosed a complete and accurate list of, and true and complete copies have been delivered or made available (including via EDGAR) to the Company of, all Contracts (collectively, the “Acquiror Material Contracts”) to which, as of the date hereof, the Acquiror or any of its Consolidated Subsidiaries is a party, or by which the Acquiror or any of its Consolidated Subsidiaries may be bound, or, to the knowledge of the Acquiror, to which it or any of its Consolidated Subsidiaries or their respective assets or properties may be subject, with respect to:

(i) any Contract that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K;

(ii) any loans or credit agreements, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of the Acquiror or any of its Consolidated Subsidiaries in an aggregate principal amount in excess of $1,000,000 is outstanding or may be incurred, or any guarantee by the Acquiror or any of its Consolidated Subsidiaries of any Indebtedness in an aggregate principal amount in excess of $1,000,000;

(iii) any non-competition or non-solicitation Contract or any other Contract that limits, purports to limit, or would reasonably be expected to limit in each case in any material respect the manner in which, or the localities in which, any material business of the Acquiror and its Consolidated Subsidiaries, taken as a whole, is or could be conducted or the types of business that the Acquiror and its Consolidated Subsidiaries conducts or may conduct; or

(iv) any Contract that obligates the Acquiror or any of its Consolidated Subsidiaries to conduct any business that is material to the Acquiror and its Consolidated Subsidiaries, taken as a whole, on an exclusive basis with any third party.

(b) Each Acquiror Material Contract is (x) valid and binding on the Acquiror or its applicable Consolidated Subsidiary and, to the Acquiror’s knowledge, each other party thereto, (y) enforceable against the Acquiror or its applicable Consolidated Subsidiary in accordance with its terms (subject to the Enforceability Exception), and (z) is in full force and effect, other than in each case as would not, individually or in the aggregate, reasonably be expected to be material to the Acquiror and its Consolidated Subsidiaries, taken as a whole. The investment advisory agreement between the Acquiror and the Acquiror Adviser in effect as of the date of this Agreement has been approved by the Acquiror Board and stockholders of the Acquiror in accordance with Section 15 of the Investment Company Act. Neither the Acquiror nor any of its Consolidated Subsidiaries nor, to the Acquiror’s knowledge, any other party thereto, is in material breach of any provisions of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Acquiror Material Contract other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquiror. No Acquiror Material Contract has been amended, modified or supplemented other than as would not, individually or in the aggregate, reasonably be expected to be material to the Acquiror and its Consolidated Subsidiaries, taken as a whole. No event has occurred with respect to the Acquiror or any of its Consolidated Subsidiaries that, with or without the giving of notice, the lapse of time or both, would constitute a breach or default under any Acquiror Material Contract other than as would not, individually or in the aggregate, reasonably be expected to be material to the Acquiror and its Consolidated Subsidiaries, taken as a whole.

4.15. Insurance Coverage. All material insurance policies maintained by the Acquiror or any of its Consolidated Subsidiaries and that name the Acquiror or any of its Consolidated Subsidiaries as an insured (each, an “Acquiror Insurance Policy”), including the fidelity bond required by the Investment Company Act, are in full force and effect and all premiums due and payable with respect to each Acquiror Insurance Policy have been paid. Neither the Acquiror nor any of its Consolidated Subsidiaries has received written notice of cancellation of any Acquiror Insurance Policy.

4.16. Intellectual Property. The Acquiror and its Consolidated Subsidiaries own, possess or have a valid license or other adequate rights to use all Intellectual Property Rights that are material to the conduct of the business of the Acquiror and its Consolidated Subsidiaries taken as a whole (hereinafter, “Acquiror Intellectual Property Rights”), except where the failure to own, possess or have adequate rights would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquiror. No claims are pending for which the Acquiror has received written notice or, to the knowledge of the Acquiror, threatened (i) that the Acquiror or any of its Consolidated Subsidiaries is infringing or otherwise violating the rights of any Person with regard to any Intellectual Property Right, or (ii) that any Acquiror Intellectual Property Right is invalid or unenforceable. To the knowledge of the Acquiror, no Person is infringing, misappropriating or using without authorization the rights of the Acquiror or any of its Consolidated Subsidiaries with respect to any Intellectual Property Right, except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquiror and its Consolidated Subsidiaries, taken as a whole.

4.17. Real Property. Neither the Acquiror nor any of its Consolidated Subsidiaries owns or leases any real property.

4.18. Investment Assets. Each of the Acquiror and its Consolidated Subsidiaries has good title to all securities, Indebtedness and other financial instruments owned by it, free and clear of any material Liens, except to the extent such securities, Indebtedness or other financial instruments, as applicable, are pledged to secure obligations of the Acquiror or its Consolidated Subsidiaries pursuant to credit agreements that have been Previously Disclosed and except for Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business. As of September 30, 2025, the value of investments owned by the Acquiror that are “qualifying investments” for purposes of Section 55(a) of the Investment Company Act was greater than 70% of the value of the Acquiror’s total assets (other than assets described in Section 55(a)(7) of the Investment Company Act). Neither the Acquiror nor any of its Consolidated Subsidiaries owns, or has owned since its inception, any Company Shares.

4.19. State Takeover Laws. The Acquiror Board has taken all action necessary to render inapplicable to the Mergers the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. Moreover, the restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the Mergers, and no other Takeover Statutes are applicable to this Agreement, the Mergers or the other Transactions.

4.20. [Reserved]

4.21. Chapter 11. Neither the Acquiror nor any of its Consolidated Subsidiaries is under the jurisdiction of a court in a “title 11 or similar case” (as defined in Section 368(a)(3)(A) of the Code).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR ADVISER AND THE COMPANY ADVISER

Except with respect to matters Previously Disclosed, the Acquiror Adviser hereby represents and warrants to the Company (with respect to itself only) and the Company Adviser hereby represents and warrants to the Acquiror (with respect to itself only) that:

5.1. Organization. Each of the Acquiror Adviser and the Company Adviser (as applicable) is a limited partnership or limited liability company organized and validly existing under the Laws of the State of Delaware and in good standing with the DE SOS. Each of the Acquiror Adviser and the Company Adviser (as applicable) has the requisite limited partnership or limited liability company power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign limited partnership or limited liability company in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquiror Adviser or the Company Adviser (as applicable).

5.2. Authority; No Violation.

(a) Each of the Acquiror Adviser and the Company Adviser (as applicable) has all requisite limited partnership or limited liability company power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement has been duly and validly approved by the general partner or managing member of each of the Acquiror Adviser and the Company Adviser (as applicable). This Agreement has been duly and validly executed and delivered by each of the Acquiror Adviser and the Company Adviser (as applicable) and (assuming due authorization, execution and delivery by the Company, the Acquiror and Merger Sub) this Agreement constitutes the valid and binding obligation of each of the Acquiror Adviser and the Company Adviser (as applicable), enforceable against each of the Acquiror Adviser and the Company Adviser (as applicable) in accordance with its terms (except as may be limited by the Enforceability Exception).

(b) Neither the execution and delivery of this Agreement by each of the Acquiror Adviser or the Company Adviser (as applicable), nor the consummation of the Transactions, nor the performance of this Agreement by each of the Acquiror Adviser or the Company Adviser (as applicable), will (i) violate any provision of the limited partnership agreement or limited liability company agreement of the Acquiror Adviser or the Company Adviser (as applicable) or (ii) (A) violate any Law or Order applicable to the Acquiror Adviser or the Company Adviser (as applicable) or (B) except as set forth in any Contract that was Previously Disclosed, violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third-party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of the Acquiror Adviser or the Company Adviser (as applicable) under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which the Acquiror Adviser or the Company Adviser (as applicable) is a party or by which its properties or assets is bound except, with respect to clause (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquiror Adviser or the Company Adviser (as applicable).

(c) No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the execution, delivery or performance of this Agreement by each of the Acquiror Adviser or the Company Adviser (as applicable), except for any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquiror Adviser or the Company Adviser (as applicable).

5.3. Compliance with Applicable Law; Permits.

(a) Each of the Acquiror Adviser and the Company Adviser (as applicable) is, and at all times since it became the investment adviser to the Acquiror or the Company (as applicable) has been, duly registered as an investment adviser under the Investment Advisers Act.

(b) Each of the Acquiror Adviser and the Company Adviser (as applicable) is in compliance, and has been operated in compliance, in all material respects, with all applicable Laws other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquiror Adviser or the Company Adviser (as applicable). Each of the Acquiror Adviser and the Company Adviser (as applicable) has not received any written or, to the Acquiror Adviser’s or the Company Adviser’s (as applicable) knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquiror Adviser or the Company Adviser (as applicable).

(c) Each of the Acquiror Adviser and the Company Adviser (as applicable) holds and is in compliance with all Permits required in order to permit the Acquiror Adviser and the Company Adviser (as applicable) to own or lease its properties and assets and to conduct its business under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquiror Adviser or the Company Adviser (as applicable). All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquiror Adviser or the Company Adviser (as applicable). Neither the Acquiror Adviser nor the Company Adviser (as applicable) has received any written or, to the Acquiror Adviser’s or the Company Adviser’s (as applicable) knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquiror Adviser or the Company Adviser (as applicable).

(d) Each of the Acquiror Adviser and the Company Adviser (as applicable) has implemented written policies and procedures as required by Rule 206(4)-7 under the Investment Advisers Act and, during the period prior to the date of this Agreement that the Acquiror Adviser and the Company Adviser (as applicable) has been the investment adviser to the Acquiror or the Company (as applicable), the Acquiror Adviser and the Company Adviser (as applicable) has been in compliance with such policies and procedures, except where the failures to adopt such policies and procedures or to be in compliance would not, individually or in the aggregate, be material to the Acquiror or the Company (as applicable) and their respective Consolidated Subsidiaries, taken as a whole.

(e) During the period prior to the date of this Agreement that it has been the investment adviser to the Acquiror or the Company (as applicable), there has been no material adverse change in the operations, affairs or regulatory status of the Acquiror Adviser or the Company Adviser (as applicable).

5.4. Litigation. There are no Proceedings pending or, to the Acquiror Adviser’s or the Company Adviser’s (as applicable) knowledge, threatened against the Acquiror Adviser or the Company Adviser (as applicable), except as would not reasonably be expected to have a Material Adverse Effect with respect to the Acquiror Adviser or the Company Adviser (as applicable). There is no Order binding upon the Acquiror Adviser or the Company Adviser (as applicable) other than such Orders as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquiror Adviser or the Company Adviser (as applicable).

5.5. Acquiror Adviser Information. None of the information supplied or to be supplied by the Acquiror Adviser for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement becomes effective under the Securities Act, or (ii) the Proxy Statement/Prospectus will, at the date the Proxy Statement/Prospectus or any amendment or supplement is first mailed to shareholders of the Company or at the time of the Company Shareholders Meeting, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, and in the case of the Proxy Statement/Prospectus in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by the Acquiror Adviser with respect to information supplied by the Company, the Acquiror, the Company Adviser or Merger Sub for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement/Prospectus.

5.6. Company Adviser Information. None of the information supplied or to be supplied by the Company Adviser for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement becomes effective under the Securities Act, or (ii) the Proxy Statement/Prospectus will, at the date the Proxy Statement/Prospectus or any amendment or supplement is first mailed to shareholders of the Company or at the time of the Company Shareholders Meeting, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, and in the case of the Proxy Statement/Prospectus in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by the Company Adviser with respect to information supplied by the Company, the Acquiror, the Acquiror Adviser or Merger Sub for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement/Prospectus.

5.7. Financial Resources. The Acquiror Adviser has the financial resources available to it necessary for the performance of its services and obligations as contemplated in the Registration Statement and the Proxy Statement/Prospectus and under this Agreement.

5.8. Best Interests and No Dilution. Each of the Acquiror Adviser (in the case of the Acquiror) and the Company Adviser (in the case of the Company) believes that (a) the participation in the Merger is in the best interests of the Acquiror (in the case of the Acquiror Adviser) and the Company (in the case of the Company Adviser) and (b) the interests of existing stockholders of the Acquiror (in the case of the Acquiror Adviser) and the Company (in the case of the Company Adviser), as applicable, will not be diluted (as provided under rule 17a-8 of the Investment Company Act) as a result of the Merger.

5.9. Representations and Warranties. To the knowledge of the Company Adviser (in the case of the Company) and the Acquiror Adviser (in the case of the Acquiror), as of the date hereof, the representations and warranties made by the Company in Article III and the representations and warranties made by the Acquiror in Article IV are true and correct in all material respects except as Previously Disclosed by the Company or the Acquiror (as applicable).

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1. Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except as may be required by Law, as expressly permitted by this Agreement, as Previously Disclosed or with the prior written consent of the Acquiror (with respect to the Company) and the Company (with respect to the Acquiror), which prior written consent shall not be unreasonably delayed, conditioned or withheld, each of the Company and the Acquiror shall, and shall cause each of its respective Consolidated Subsidiaries to, (a) conduct its business in the ordinary course of business and consistent with past practice and each of the Company’s and the Acquiror’s investment objectives and policies as publicly disclosed, respectively, and (b) use reasonable best efforts to maintain and preserve intact its business organization and existing business relationships.

6.2. Company Forbearances. During the period from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except as may be required by Law, as expressly permitted by this Agreement or as Previously Disclosed, and acting in a manner consistent with Section 6.1(a), the Company shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of the Acquiror (which prior written consent shall not be unreasonably delayed, conditioned or withheld):

(a) other than pursuant to the Company’s distribution reinvestment plan as in effect as of the date of this Agreement, issue, deliver, sell or grant, or encumber or pledge, or authorize the creation of (i) any shares of its capital stock, (ii) any Company Voting Debt or other voting securities or (iii) any securities convertible into or exercisable or exchangeable for, or any other Rights to acquire, any such shares or other securities;

(b) (i) make, authorize, declare, pay or set aside any dividend in respect of, or declare or make any distribution on, any shares of its capital stock, except for (A) the authorization, announcement and payment of regular quarterly cash distributions payable on a quarterly basis, consistent with past practices and the Company’s investment objectives and policies as publicly disclosed, (B) the Tax Dividend or (C) dividends payable by any direct or indirect wholly owned Consolidated Subsidiary of the Company to the Company or another direct or indirect wholly owned Consolidated Subsidiary of the Company; (ii) adjust, split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire, any shares of its capital stock or any rights, warrants or options to acquire, or securities convertible into, such capital stock;

(c) sell, transfer, lease, mortgage, encumber or otherwise dispose of any of its assets or properties, except for (i) sales, transfers, leases, mortgages, encumbrances or other dispositions in the ordinary course of business consistent with past practice and the Company’s investment objectives and policies as publicly disclosed, or (ii) encumbrances required to secure Permitted Indebtedness of the Company or any of its Consolidated Subsidiaries;

(d) acquire or agree to acquire all or any portion of the assets, business or properties of any other Person, whether by merger, consolidation, purchase or otherwise or make any other investments, except in a transaction conducted in the ordinary course of business consistent with the Company’s investment objectives and policies as publicly disclosed;

(e) amend the Company Declaration, the Company Bylaws or other governing documents or similar governing documents of any of its Consolidated Subsidiaries;

(f) implement or adopt any material change in its Tax or financial accounting principles, practices or methods, other than as required by applicable Law, GAAP, the SEC or applicable regulatory requirements;

(g) take any action or knowingly fail to take any action that would, or would reasonably be expected to (i) materially delay or materially impede the ability of the parties to consummate the Transactions or (ii) prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that the foregoing shall not preclude the Company from declaring or paying the Tax Dividend on or before the Closing Date;

(h) incur any Indebtedness for borrowed money or guarantee any Indebtedness of another Person, except for (i) draw-downs with respect to any Previously Disclosed financing arrangements existing as of the date of this Agreement and obligations to fund commitments to portfolio companies entered into in the ordinary course of business and (ii) Permitted Indebtedness;

(i) make or agree to make any new capital expenditure other than obligations to fund commitments to portfolio companies entered into in the ordinary course of business;

(j) (i) file or amend any material Tax Return other than in the ordinary course of business consistent with past practice; (ii) make, change or revoke any material Tax election or (iii) settle or compromise any material Tax liability or refund;

(k) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause the Company to fail to qualify or not be subject to tax as a RIC;

(l) enter into any new line of business (it being understood that this prohibition does not apply to any companies in which the Company or any of its Consolidated Subsidiaries has made a debt or equity investment that is, would or should be reflected in the Company’s schedule of investments included in its semi-annual or annual periodic reports that are filed with the SEC);

(m) other than in the ordinary course of business consistent with past practice and the Company’s investment objectives and policies as publicly disclosed, or, except as permitted by Section 6.2(h), enter into any Contract that would otherwise constitute a Company Material Contract had it been entered into prior to the date of this Agreement;

(n) other than in the ordinary course of business consistent with past practice and the Company’s investment objectives and policies as publicly disclosed, terminate, cancel, renew or agree to any material amendment of, change in or waiver under any Company Material Contract (other than any Company Material Contract related to Permitted Indebtedness);

(o) settle any Proceeding against it, except for Proceedings that (i) are settled in the ordinary course of business consistent with past practice and the Company’s investment objectives and policies as publicly disclosed, in an amount not in excess of $1,250,000 in the aggregate (after reduction by any insurance proceeds actually received); (ii) would not impose any material restriction on the conduct of business of it or any of its Consolidated Subsidiaries or, after the Effective Time, the Acquiror, the Surviving Company or any of their Consolidated Subsidiaries and (iii) would not admit liability, guilt or fault;

(p) except as otherwise expressly contemplated by this Agreement, merge or consolidate the Company or any of its Consolidated Subsidiaries with any Person or enter into any other similar extraordinary corporate transaction, or adopt, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Consolidated Subsidiaries;

(q) acquire, or agree to acquire, any Acquiror Common Stock; or

(r) agree to take, make any commitment to take, or adopt any resolutions of the Company Board authorizing, any of the actions prohibited by this Section 6.2.

6.3. Acquiror Forbearances. During the period from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except as may be required by Law, as expressly permitted by this Agreement or as Previously Disclosed, and acting in a manner consistent with Section 6.1(a), the Acquiror shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of the Company (which prior written consent shall not be unreasonably delayed, conditioned or withheld):

(a) other than pursuant to the Acquiror’s dividend reinvestment plan as in effect as of the date of this Agreement, issue, deliver, sell or grant, or encumber or pledge, or authorize the creation of (i) any shares of its capital stock, (ii) any Acquiror Voting Debt or other voting securities or (iii) any securities convertible into or exercisable or exchangeable for, or any other Rights to acquire, any such shares or other securities;

(b) (i) make, authorize, declare, pay or set aside any dividend in respect of, or declare or make any distribution on, any shares of its capital stock, except for (A) the authorization, announcement and payment of regular quarterly cash distributions payable on a quarterly basis, consistent with past practices and the Acquiror’s investment objectives and policies as publicly disclosed, (B) the authorization and payment of any dividend or distribution necessary for the Acquiror to maintain its qualification as a RIC or avoid the imposition of any income or excise tax, as reasonably determined by the Acquiror, or (C) dividends payable by any direct or indirect wholly owned Consolidated Subsidiary of the Acquiror to the Acquiror or another direct or indirect wholly owned Consolidated Subsidiary of the Acquiror; (ii) adjust, split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire, any shares of its capital stock or any rights, warrants or options to acquire, or securities convertible into, such capital stock;

(c) sell, transfer, lease, mortgage, encumber or otherwise dispose of any of its assets or properties, except for (i) sales, transfers, leases, mortgages, encumbrances or other dispositions in the ordinary course of business consistent with past practice and the Acquiror’s investment objectives and policies as publicly disclosed, or (ii) encumbrances required to secure Permitted Indebtedness of the Acquiror or any of its Consolidated Subsidiaries;

(d) acquire or agree to acquire all or any portion of the assets, business or properties of any other Person, whether by merger, consolidation, purchase or otherwise or make any other investments, except in a transaction conducted in the ordinary course of business consistent with the Acquiror’s investment objectives and policies as publicly disclosed;

(e) amend the Acquiror Charter, the Acquiror Bylaws or other governing documents or similar governing documents of any of its Consolidated Subsidiaries;

(f) implement or adopt any material change in its Tax or financial accounting principles, practices or methods, other than as required by applicable Law, GAAP, the SEC or applicable regulatory requirements;

(g) take any action or knowingly fail to take any action that would, or would reasonably be expected to (i) materially delay or materially impede the ability of the parties to consummate the Transactions or (ii) prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(h) incur any Indebtedness for borrowed money or guarantee any Indebtedness of another Person, except for (i) draw-downs with respect to any Previously Disclosed financing arrangements existing as of the date of this Agreement and obligations to fund commitments to portfolio companies entered into in the ordinary course of business and (ii) Permitted Indebtedness;

(i) make or agree to make any new capital expenditure other than obligations to fund commitments to portfolio companies entered into in the ordinary course of business;

(j) (i) file or amend any material Tax Return other than in the ordinary course of business consistent with past practice; (ii) make, change or revoke any material Tax election or (iii) settle or compromise any material Tax liability or refund;

(k) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause the Acquiror to fail to qualify or not be subject to tax as a RIC;

(l) enter into any new line of business (it being understood that this prohibition does not apply to any portfolio companies in which the Acquiror or any of its Consolidated Subsidiaries has made a debt or equity investment that is, would or should be reflected in the Acquiror’s schedule of investments included in its quarterly or annual periodic reports that are filed with the SEC);

(m) other than in the ordinary course of business consistent with past practice and the Acquiror’s investment objectives and policies as publicly disclosed, or, except as permitted by Section 6.3(h), enter into any Contract that would otherwise constitute an Acquiror Material Contract had it been entered into prior to the date of this Agreement;

(n) other than in the ordinary course of business consistent with past practice and the Acquiror’s investment objectives and policies as publicly disclosed, terminate, cancel, renew or agree to any material amendment of, change in or waiver under any Acquiror Material Contract (other than any Acquiror Material Contract related to Permitted Indebtedness);

(o) settle any Proceeding against it, except for Proceedings that (i) are settled in the ordinary course of business consistent with past practice and the Acquiror’s investment objectives and policies as publicly disclosed, in an amount not in excess of $500,000 in the aggregate (after reduction by any insurance proceeds actually received); (ii) would not impose any material restriction on the conduct of business of it or any of its Consolidated Subsidiaries or, after the Effective Time, the Surviving Company or any of its Consolidated Subsidiaries and (iii) would not admit liability, guilt or fault;

(p) except as otherwise expressly contemplated by this Agreement, merge or consolidate the Acquiror or any of its Consolidated Subsidiaries with any Person or enter into any other similar extraordinary corporate transaction, or adopt, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Acquiror or any of its Consolidated Subsidiaries;

(q) acquire, or agree to acquire, any Company Shares (other than pursuant to the Merger); or

(r) agree to take, make any commitment to take, or adopt any resolutions of the Acquiror Board authorizing, any of the actions prohibited by this Section 6.3.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1. Further Assurances.

(a) Subject to the right of the Company to take any action that constitutes a Company Adverse Recommendation Change as expressly permitted pursuant to Section 7.6, the parties shall cooperate with each other and use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, including to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all Permits of all Governmental Entities and all Permits, consents, approvals, confirmations and authorizations of all third parties, in each case, that are necessary or advisable, to consummate the Transactions (including the Mergers and the Discretionary Repurchase Offer) in the most expeditious manner practicable, and to comply with the terms and conditions of all such Permits, consents, approvals, confirmations and authorizations of all such third parties and Governmental Entities. In furtherance (but not in limitation) of the foregoing, each of the Acquiror and the Company shall as promptly as practicable file any required applications, notices or other filings under the HSR Act.1 Subject to applicable Law, the Company and the Acquiror shall have the right to review in advance, and, to the extent practicable, each shall consult the other on all the information relating to the Company or the Acquiror, as the case may be, and any of their respective Consolidated Subsidiaries, that appear in any filing made with, or written materials submitted to, any third-party or any Governmental Entity in connection with the Transactions. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all Permits, consents, approvals and authorizations of all third parties and Permits of all Governmental Entities necessary or advisable to consummate the Transactions and each party will keep the other reasonably apprised of the status of matters relating to completion of the Transactions. The Acquiror and the Company shall each, in connection with the efforts referenced in this Section 7.1(a) to obtain all requisite Permits for the Transactions under the HSR Act, use its reasonable best efforts to (i)

[1]	Note to Draft: HSR Act filing not required, assuming the Company’s total assets remain under $252.9 million.

cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry; (ii) keep the other party informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), or any other Governmental Entity and (iii) subject to applicable Law, permit the other party to review, in advance, any written communication given by it to, or received from, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ, or any other Governmental Entity, and to the extent permitted by the FTC, the DOJ, or other applicable Governmental Entity, give the other party the opportunity to attend and participate in such meetings and conferences subject to applicable Law.

(b) Notwithstanding anything to the contrary herein, nothing in this Agreement shall require either the Acquiror and its Consolidated Subsidiaries, on the one hand, or the Company and its Consolidated Subsidiaries, on the other hand, to make payments or provide other consideration for the repayment, restructuring or amendment of terms of Indebtedness in connection with the Transactions (including the Mergers and the Discretionary Repurchase Offer), other than any consent fees that were Previously Disclosed.

7.2. Regulatory Matters.

(a) The Acquiror and the Company shall as promptly as practicable following the date of this Agreement jointly prepare and file (or cause to be filed) with the SEC the Proxy Statement/Prospectus relating to the Company Shareholders Meeting and the Registration Statement, each of which shall comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules of the SEC. The Acquiror shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act and applicable state Law as promptly as practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Mergers. The Company and the Acquiror shall use reasonable best efforts to cause the Proxy Statement/Prospectus to be cleared by the SEC as promptly as practicable after its filing.

(b) Each of the Acquiror and the Company shall cooperate with the other in the preparation and filing of the Registration Statement and shall furnish to the other all information reasonably requested as may be reasonably necessary or advisable in connection with the preparation and filing of the Registration Statement and/or the Proxy Statement/Prospectus and any amendments or supplements thereto or any other filing or application made by or on behalf of the Acquiror, the Company or any of their respective Consolidated Subsidiaries to any Governmental Entity in connection with the Merger, the Discretionary Repurchase Offer and the other Transactions. Prior to the Effective Time, each party hereto shall promptly (i) notify the other party (X) upon becoming aware of any event or circumstance that is required to be described in an amendment to the Registration Statement or in a supplement to the Proxy Statement/Prospectus and (Y) after the receipt by it of any comments of the SEC (or the staff of the SEC) with respect to the Proxy Statement/Prospectus or the Registration Statement or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Registration

Statement and/or the Proxy Statement/Prospectus and (ii) provide the other party with copies of all written correspondence and/or notice of oral communications between it and the SEC (or the staff of the SEC). Each of the Acquiror and the Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC (or the staff of the SEC) with respect to the Proxy Statement/Prospectus or the Registration Statement.

(c) Prior to filing the Registration Statement or the Proxy Statement/Prospectus or responding to any comments of the SEC with respect thereto, each of the Company and the Acquiror shall provide the other party and its counsel a reasonable opportunity to review such document or response (including the proposed final version of such document or response) and consider in good faith the comments of the other party in connection with any such document or response. None of the Company, the Acquiror or their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Registration Statement or the Proxy Statement/Prospectus unless it takes commercially reasonable measures to consult with the other party in advance, provided that the foregoing shall not prohibit any Person from communicating with the SEC in any telephone call made to such Person by a member of the staff of the SEC of which such Person had not been expressly informed by a member of the staff of the SEC would be forthcoming reasonably prior to such call. The Acquiror shall advise the Company, promptly after receipt of notice thereof, of the time of effectiveness of the Registration Statement, and the issuance of any stop order relating thereto or the suspension of the qualification of shares thereunder for offering or sale in any jurisdiction, and each of the Company and the Acquiror shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Company and the Acquiror shall use its reasonable best efforts to take any other action required to be taken by it under the Securities Act, the Exchange Act and the laws of the State of Delaware or the State of Maryland (as applicable) in connection with the filing and distribution of the Proxy Statement/Prospectus and the Registration Statement, and the solicitation of proxies from the shareholders of the Company thereunder.

(d) If either the Acquiror or the Company determines that it is required to file any document other than the Registration Statement with the SEC in connection with the Mergers or the Discretionary Repurchase Offer pursuant to applicable Law, then each of the Acquiror and the Company shall jointly use their reasonable best efforts to promptly prepare and file such filing with the SEC, which shall comply as to form in all material respects with the applicable requirements of the Securities Act and the rules of the SEC.

(e) Subject to applicable Law, each of the Acquiror and the Company shall promptly advise the other upon receiving any communication from any Governmental Entity, the consent or approval of which is required for consummation of the Transactions, that causes such party to believe that there is a reasonable likelihood that any Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed or conditioned.

7.3. Shareholder Approval.

(a) As of the date of this Agreement, the Company Board (on the recommendation of the Company Special Committee) has unanimously (i) determined that (A) this Agreement and the terms of the Merger, the Discretionary Repurchase Offer and the related Transactions are advisable and in the best interests of the Company and (B) the interests of the Company’s existing shareholders will not be diluted as a result of the Transactions, (ii) approved, adopted and declared advisable this Agreement and the Transactions (including the Merger, the Discretionary Repurchase Offer and other Company Matters), (iii) directed that the approval of the Company Matters be submitted to the Company’s shareholders at the Company Shareholders Meeting and (iv) resolved to recommend that the shareholders of the Company approve the Company Matters, including the Merger. Unless this Agreement is otherwise terminated in accordance with the terms hereof, the Company shall submit to its shareholders the Company Matters on the terms and conditions set forth in this Agreement and any other matters required to be approved or adopted by its shareholders in order to carry out the Transactions. In furtherance of that obligation, the Company shall take, in accordance with applicable Law and the Company Declaration and the Company Bylaws, all actions necessary to (w) establish a record date for the Company Shareholders Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in respect thereof at least twenty (20) Business Days prior thereto, (x) duly call and give notice of the Company Shareholders Meeting to consider and vote upon the proposal to approve the Company Matters, including the Merger, on the terms and conditions set forth in this Agreement, as well as any other such matters in connection with the Transactions, (y) take such actions to coordinate with the other parties hereto to cause the Proxy Statement/Prospectus (and all other proxy materials) to be mailed to its shareholders as of the record date and (z) duly convene and hold the Company Shareholders Meeting as promptly as practicable after the initiation of mailing of the Registration Statement to the Company’s shareholders to consider and vote upon the proposal to approve the Company Matters, including the Merger, on the terms and conditions set forth in this Agreement as well as any other such matters. The Company shall use reasonable best efforts to obtain from the Company’s shareholders the Company Requisite Vote to approve the Company Matters, on the terms and conditions set forth in this Agreement, including, subject to Section 7.6, by providing to the Company’s shareholders the recommendation of the Company Board that the shareholders of the Company approve the Company Matters (the “Company Recommendation”) and including the Company Recommendation in the Proxy Statement/Prospectus and by, at the request of the Acquiror, postponing or adjourning the Company Shareholders Meeting to allow reasonable time to obtain a quorum or solicit additional proxies or if required by applicable Law, order or a request from the SEC or its staff; provided that in no event shall the Company Shareholders Meeting be postponed or adjourned to a date that is later than six (6) Business Days prior to the Outside Date. Notwithstanding any Company Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the Company pursuant to this Section 7.3 (including its obligation to submit to its shareholders the Company Matters and any other matters required to be approved or adopted by its shareholders in order to carry out the Transactions) shall continue in full force and effect and such obligations shall not be affected by the commencement, public proposal, public disclosure or communication to the Company, its Representatives or its stockholders of any Takeover Proposal (whether or not a Company Superior Proposal).

(b) As of the date of this Agreement, the Acquiror Board (on the recommendation of the Acquiror Special Committee) has unanimously (i) determined that (A) this Agreement and the terms of the Mergers and the related Transactions are advisable and in the best interests of the Acquiror and its stockholders and (B) the interests of the Acquiror’s existing stockholders will not be diluted as a result of the Transactions and (ii) approved, adopted and declared advisable this Agreement and the Transactions (including the Mergers).

7.4. Indemnification.

(a) Following the Effective Time, the Acquiror shall, to the fullest extent permitted under applicable Law, indemnify, defend and hold harmless and advance expenses to the present and former trustees and officers of the Company or any of its Consolidated Subsidiaries (in each case, when acting in such capacity) (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) against all costs or expenses (including, but not limited to, reasonable attorneys’ fees actually incurred, reasonable experts’ fees, reasonable travel expenses, court costs, transcript fees and telecommunications, postage and courier charges), judgments, fines, losses, claims, damages, penalties, amounts paid in settlement or other liabilities (collectively, “Indemnified Liabilities”) incurred in connection with any Proceeding arising out of actions or omissions occurring at or prior to the Effective Time (including the Transactions). In the event of any such Indemnified Liabilities, (i) the Acquiror shall advance to such Indemnified Party, upon request, reimbursement of documented expenses reasonably and actually incurred to the fullest extent permitted under applicable Law (provided, that the Person to whom expenses are advanced, or someone on his or her behalf, provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification and complies with other applicable provisions imposed under the Investment Company Act and interpretations thereof by the SEC or its staff) and (ii) the Acquiror and the applicable Indemnified Parties shall cooperate in the defense of such matter.

(b) At or prior to the Closing, the Company shall, at the cost of the Company, purchase prepaid, non-cancelable directors’ and officers’ liability, employment practices liability and fiduciary liability “tail” insurance with a reporting period no less than six (6) years from the Closing, covering each Indemnified Party and any other natural persons who are covered by the directors’ and officers’ liability, employment practices liability and fiduciary liability insurance maintained by the Company and the Consolidated Subsidiaries in effect as of the Closing (such persons “Insured Persons” and such insurance “Current Insurance”) in respect of actions, omissions, circumstances, events or other matters occurring at or prior to the Closing (including with respect to actions, omissions, circumstances, events or other matters occurring in connection with this Agreement and the transactions contemplated hereby) on terms and conditions, including limits and retentions, no less favorable to the Insured Persons than the Current Insurance. The Acquiror shall, and shall cause the Company to, maintain such “tail” insurance in full force and effect from and after the Closing and shall not, and shall cause the Company not to, amend the terms and conditions of such “tail” insurance in any manner.

(c) Any Indemnified Party wishing to claim indemnification under Section 7.4(a), upon learning of any Proceeding described above, shall promptly notify the Acquiror in writing; provided, that the failure to so notify shall not affect the obligations of the Acquiror under Section 7.4(a) unless the Acquiror is materially prejudiced as a consequence.

(d) If the Acquiror or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers or otherwise disposes of all or substantially all of its assets to any other entity or consummates any division transaction, then and in each such case, the Acquiror shall cause proper provision to be made so that the successors and assigns of the Acquiror shall assume the obligations set forth in this Section 7.4.

(e) The provisions of this Section 7.4 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and Representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

7.5. No Solicitation.

(a) The Company shall, and shall cause its Affiliates, Consolidated Subsidiaries, and its and each of their respective officers, trustees, managers, employees, consultants, financial advisors, attorneys, accountants and other advisors, representatives and agents (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person that may be ongoing with respect to, or that are intended to or could reasonably be expected to lead to, a Takeover Proposal, and demand the immediate return or destruction (which destruction shall be certified in writing to the Company) of all confidential information previously furnished to any Person (other than the Acquiror or its Affiliates or Representatives) with respect to any Takeover Proposal, subject to the terms of any existing confidentiality or similar agreement with such Person. Prior to the Effective Time, subject to Section 7.6, the Company shall not, and shall cause its Affiliates, Consolidated Subsidiaries and its and their respective Representatives not to: (i) directly or indirectly solicit, initiate, induce, encourage or take any other action (including by providing information) designed to, or which could reasonably be expected to, facilitate any inquiries or the making or submission or implementation of any proposal or offer (including any proposal or offer to its stockholders) with respect to any Takeover Proposal; (ii) approve, publicly endorse or recommend or enter into any agreement, arrangement, discussions or understandings with respect to any Takeover Proposal (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement) or enter into any Contract or understanding (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement (other than an Acceptable Confidentiality Agreement (as defined below) entered into when permitted by Section 7.6)) requiring it to abandon, terminate or fail to consummate, or that is intended to or that could reasonably be expected to result in the abandonment of, termination of or failure to consummate, the Merger, the Discretionary Repurchase Offer or any other Transaction; (iii) initiate or participate in any way in any negotiations or discussions regarding, or furnish or disclose to any Person (other than the Acquiror or its Affiliates or Representatives) any information with respect to, or take any other action to facilitate or in furtherance of any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal; (iv) publicly propose or publicly announce an intention to take any of the foregoing actions; or (v) grant any (x) approval pursuant to any Takeover Statute to any Person (other than the Acquiror or its Affiliates) or with respect to any transaction (other than the Transactions) or (y) unless required by applicable fiduciary duties (as determined by the Company Board in good faith) waive, release or fail to enforce any standstill or similar agreement of any third party with respect to equity securities of the Company; provided, however, that notwithstanding the foregoing, the Company (A) may inform Persons of the provisions contained in this Section 7.5, and (B) shall be permitted to grant a waiver of, or terminate, any standstill or similar agreement of any third party with respect to equity securities of the Company in order to allow such third party to confidentially submit a Takeover Proposal.

(b) The Company shall as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) (i) notify the Acquiror in writing of any request for information or any Takeover Proposal and the terms and conditions of such request, Takeover Proposal or inquiry (including the identity of the Person (or group of Persons) making such request, Takeover Proposal or inquiry) and (ii) provide to the Acquiror copies of any written materials received by the Company or its Affiliates or Representatives in connection with any of the foregoing, and the identity of the Person (or group of Persons) making any such request, Takeover Proposal or inquiry or with whom any discussions or negotiations are taking place. The Company agrees that it shall keep the Acquiror informed on a reasonably current basis (and in any event within twenty-four (24) hours after receipt) of the status and the material terms and conditions (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry and keep the other party informed on a reasonably current basis of any information requested of or provided by the Company and as to the status of all discussions or negotiations with respect to any such request, Takeover Proposal or inquiry.

7.6. Company Takeover Proposals.

(a) If on or after the date of this Agreement and at any time prior to the Company Requisite Vote being obtained at the Company Shareholders Meeting: (i) the Company receives an unsolicited bona fide Takeover Proposal (under circumstances in which the Company has complied in all material respects with the provisions of Sections 7.5(a) and (b)) and (ii) the Company Board, including a majority of the Independent Trustees of the Company Board, shall have determined in good faith, after consultation with its outside legal counsel and, with respect to financial matters, its financial advisor, that (x) failure to consider such Takeover Proposal would be a breach of the fiduciary duties under applicable Law applicable to the members of the Company Board and (y) such Takeover Proposal constitutes or is reasonably likely to result in a Company Superior Proposal, then, subject to compliance with this Section 7.6(a), the Company may, directly or indirectly through one or more of its Representatives, engage in negotiations or discussions with such Person who has made the unsolicited bona fide Takeover Proposal and provide information in response to a request therefor by a Person who has made such Takeover Proposal if the Company (A) receives from such Person an executed confidentiality agreement with terms that are at least as restrictive in all material respects on such person as those contained in any confidentiality agreement between the Acquiror and the Company (an “Acceptable Confidentiality Agreement”) and (B) provides the Acquiror a copy of all such information that has not previously been delivered to the Acquiror simultaneously with delivery to such Person (or such Person’s Representatives or Affiliates). If on or after the date of this Agreement and at any time prior to the Company Requisite Vote being obtained at the Company Shareholders Meeting, (1) the Company Board, including a majority of the Independent Trustees of the Company Board, has determined in good faith (after consultation with its outside legal counsel and, with respect to financial matters, its financial advisor) that a Takeover Proposal constitutes a Company Superior Proposal and (2) the Company Board, including a majority of the Independent Trustees of the Company Board, has determined in good faith (after consultation with its outside legal counsel and, with respect to financial matters, its financial advisor) and after compliance with its obligations under this Section 7.6(a) and Section 7.6(b) that failure to take any actions described in clauses (x), (y) or (z) below would be a breach of the fiduciary duties under applicable Law applicable to the members of the Company Board as a result of a Company Superior Proposal, (x) the Company Board may withdraw or qualify (or modify or amend in a manner adverse to the Acquiror), or may publicly propose to withdraw or qualify (or modify or amend in a manner adverse to the Acquiror), the approval, adoption, recommendation or declaration of advisability of the Company Matters, including the Company Recommendation, (y) the Company may not include the Company Recommendation in the Proxy Statement/Prospectus (any action described in clauses (x) and (y) referred to as a “Company Adverse Recommendation Change”) or (z) the Company may terminate this Agreement pursuant to Section 9.1(c)(ii) to enter into a definitive written agreement with respect to such Takeover Proposal, then the Company Board may take, or cause the Company to take, such recommended actions.

(b) Upon any determination that a Takeover Proposal constitutes a Company Superior Proposal, the Company shall promptly provide (and in any event within twenty-four (24) hours of such determination) to the Acquiror a written notice (a “Notice of a Company Superior Proposal”) (i) advising the Acquiror that the Company Board has received a Company Superior Proposal, (ii) specifying in reasonable detail the material terms and conditions of such Company Superior Proposal and any amendment thereof, including the amount per share or other consideration that the shareholders of the Company will receive in connection with the Company Superior Proposal and including a copy of all written materials provided to or by the Company in connection with such Company Superior Proposal (unless previously provided to the Acquiror), and (iii) identifying the Person making such Company Superior Proposal. The Company shall cooperate and negotiate in good faith with the Acquiror (to the extent the Acquiror desires to negotiate) during the five (5) calendar day period following the Acquiror’s receipt of the Notice of a Company Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such Company Superior Proposal shall require a new notice and a new two (2) calendar day period) to make such adjustments in the terms and conditions of this Agreement such that such Company Superior Proposal would cease to constitute a Company Superior Proposal and proceed with a Company Recommendation without a Company Adverse Recommendation Change. If thereafter the Company Board, including a majority of the Independent Trustees of the Company Board, determines, after consultation with its outside legal counsel and, with respect to financial matters, its financial advisor and after giving effect to any proposed adjustments to the terms of this Agreement that such Company Superior Proposal remains a Company Superior Proposal and that the failure to make such Company Adverse Recommendation Change would be a breach of the fiduciary duties under applicable Law applicable to the members of the Company Board, and the Company has complied in all material respects with Section 7.6(a) above and this Section 7.6(b), the Company may, pursuant to Section 7.6(a), effectuate a Company Adverse Recommendation Change and/or terminate this Agreement pursuant to Section 9.1(c)(ii).

(c) Other than as permitted by Section 7.6(a) or Section 7.6(d), neither the Company nor the Company Board (or any committee thereof, including the Company Special Committee) shall make any Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.1(c)(ii). Notwithstanding anything herein to the contrary, no Company Adverse Recommendation Change shall change the approval of the Company Matters or any other approval of the Company Board, including in any respect that would have the effect of causing any Takeover Statute or other similar statute to be applicable to the Transactions.

(d) Other than in connection with a Company Takeover Proposal, nothing in this Agreement shall prohibit or restrict the Company Board from, on or after the date of this Agreement and any time prior to the Company Requisite Vote being obtained at the Company Shareholders Meeting, effectuating a Company Adverse Recommendation Change in response to an Intervening Event (a “Company Intervening Event Recommendation Change”) if (i) prior to effecting any such Company Intervening Event Recommendation Change, the Company promptly notifies the Acquiror, in writing, at least five (5) Business Days (the “Company Intervening Event Notice Period”) before taking such action of its intent to consider such action (which notice shall not, by itself, constitute a Company Adverse Recommendation Change or a Company Intervening Event Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action, (ii) the Company shall, and shall cause its Representatives to, during the Company Intervening Event Notice Period, negotiate with the Acquiror in good faith (to the extent the Acquiror desires to negotiate) to make such adjustments in the terms and conditions of this Agreement that would not permit the Company Board to make a Company Intervening Event Recommendation Change, and (iii) the Company Board, including a majority of the Independent Trustees of the Company Board, determined in good faith, after consultation with its outside legal counsel and, with respect to financial matters, its financial advisor, and after compliance with its obligations under this Section 7.6(d), that the failure to effect such a Company Intervening Event Recommendation Change, after taking into account any adjustments made by the Acquiror during the Company Intervening Event Notice Period, would be a breach of the fiduciary duties under applicable Law applicable to the members of the Company Board.

(e) Nothing contained in this Agreement shall be deemed to prohibit the Company from (i) complying with its disclosure obligations under applicable U.S. federal or state Law with regard to any Takeover Proposal or (ii) making any disclosure to the Company’s shareholders if, after consultation with its outside legal counsel, the Company determines that such disclosure would be required under applicable Law; provided, however, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Company Adverse Recommendation Change unless the Company Board expressly publicly reaffirms the Company Recommendation (A) in such communication or (B) within three (3) Business Days after being requested in writing to do so by the Acquiror.

7.7. Access to Information.

(a) Upon reasonable notice, except as may otherwise be restricted by applicable Law, each of the Company and the Acquiror shall, and shall cause each of its Consolidated Subsidiaries to, afford to the directors, trustees, officers, accountants, counsel, advisors and other Representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to its properties, books, Contracts, and records and, during such period, such party shall, and shall cause its Consolidated Subsidiaries to, make available (including via EDGAR) to the other party all other information concerning its business and properties as the other party may reasonably request; provided that the foregoing shall not require the Company or the Acquiror, as applicable, to afford access to or to disclose any information that in such party’s reasonable judgment would violate any confidentiality obligations to which such party is subject to if after using its reasonable best efforts with respect thereto, it was unable to obtain any required consent to provide such access or make such disclosure; provided, further, that either the Company or the Acquiror may restrict access to the extent required by any applicable Law or as may be necessary to preserve attorney-client privilege or any similar privilege or protection under any circumstances in which such privilege or protection may be jeopardized by such disclosure or access.

(b) No investigation by a party hereto or its Representatives shall affect or be deemed to modify the representations and warranties of the other parties set forth in this Agreement.

7.8. Publicity. The initial press release with respect to the Transactions shall be a joint press release reasonably acceptable to each of the Acquiror, the Company, the Acquiror Adviser and the Company Adviser. Thereafter, so long as this Agreement is in effect, the Acquiror, the Company, the Acquiror Adviser and the Company Adviser each shall consult with the others before issuing or causing the publication of any press release or other public announcement with respect to this Agreement, the Mergers, the Discretionary Repurchase Offer or the Transactions,

except (x) as may be required by applicable Law, and, to the extent practicable, before such press release or other public announcement is issued or made, the Acquiror, the Company, the Acquiror Adviser or the Company Adviser, as applicable, shall have used commercially reasonable efforts to advise the other parties of, and consult with the other parties regarding, the text of such press release or other public announcement or (y) to the extent that such press release or other public announcement relates to any Company Adverse Recommendation Change made in accordance with Section 7.6; provided, that the Acquiror, the Company, the Acquiror Adviser or the Company Adviser may make any public statement in response to specific questions by analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements (A) are consistent with previous press releases, public disclosures or public statements made in compliance with this Section 7.8 and (B) do not constitute a Company Adverse Recommendation Change made in accordance with Section 7.6.

7.9. Takeover Statutes and Provisions. Neither the Acquiror nor the Company will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Statutes. Each of the Acquiror and the Company shall take all necessary steps within its control to exempt (or ensure the continued exemption of) those Transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Statute, as now or hereafter in effect.

7.10. Tax Matters.

(a) Tax Representation Letters. Prior to the Effective Time (or at such other times as requested by counsel), each of the Acquiror and the Company shall execute and deliver to Simpson Thacher & Bartlett LLP tax representation letters (which will be used in connection with the tax opinions contemplated by Sections 8.2(e) and 8.3(e)).

(b) RIC Status. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, (i) the Company shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of the Acquiror take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause the Company to fail to qualify as a RIC, and (ii) the Acquiror shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of the Company, take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause the Acquiror to fail to qualify as a RIC.

(c) Tax Treatment of Mergers. Unless otherwise required by applicable Law or administrative action, (i) each of the Company, the Acquiror and Merger Sub shall use its reasonable best efforts to cause the Mergers to qualify as a reorganization governed by Section 368(a) of the Code, including by not taking any action that such party knows is reasonably likely to prevent such qualification; and (ii) each of the Company, the Acquiror and Merger Sub shall report the Mergers for U.S. federal income Tax purposes as a reorganization governed by Section 368(a) of the Code.

(d) Tax Opinions. The Company shall use its reasonable best efforts to obtain the tax opinion described in Section 8.3(e), and the Acquiror shall use its reasonable best efforts to obtain the tax opinion described in Section 8.2(e).

(e) Form W-9. Prior to the Effective Time, the Company shall deliver to the Acquiror a duly completed and executed Form W-9, dated as of the Closing Date.

7.11. Stockholder Litigation. The parties to this Agreement shall reasonably cooperate and consult with one another in connection with the defense and settlement of any Proceeding by the Company’s shareholders or the Acquiror’s stockholders against any of them or any of their respective directors, trustees, officers or Affiliates with respect to this Agreement or the Transactions. Each of the Company and the Acquiror (i) shall keep the other party reasonably informed of any material developments in connection with any such Proceeding brought by its shareholders or stockholders, as applicable, and (ii) shall not settle any such Proceeding without the prior written consent of the other party (such consent not to be unreasonably delayed, conditioned or withheld).

7.12. Section 16 Matters. Prior to the Effective Time, each of the Company Board and the Acquiror Board shall take all such steps as may be required to cause any dispositions of Company Shares or acquisitions of Acquiror Common Stock resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to the Acquiror, in each case, to be exempt pursuant to Rule 16b-3.

7.13. No Other Representations or Warranties. The parties hereto acknowledge and agree that except for the representations and warranties of the Company in Article III, the representations and warranties of the Acquiror in Article IV and the representations and warranties of the Acquiror Adviser and the Company Adviser in Article V, none of the Acquiror Adviser, the Company Adviser, the Company, the Acquiror or any of the Company’s or the Acquiror’s respective Consolidated Subsidiaries or any other Person acting on behalf of the foregoing makes or has relied on any representation or warranty, express or implied.

7.14. Merger of Surviving Company. Immediately after the occurrence of the Effective Time, in accordance with the MGCL and the DSTA, the Surviving Company and the Acquiror shall consummate the Second Merger.

7.15. Dividends.

(a) Neither the Acquiror nor the Company shall authorize or declare any dividend or distribution to its stockholders after the Determination Date at any time on or before the Closing Date; provided, however, that the foregoing shall not prohibit the Acquiror or the Company from authorizing, declaring or paying any dividend or distribution to its stockholders solely payable in cash in accordance with this Agreement, including a Tax Dividend.

(b) Prior to the Closing Date, the Company shall, at such times as are necessary to comply with the requirements of Section 855 of the Code, declare to the holders of Company Shares the Tax Dividend; provided, that the Company may pay the Tax Dividend to the holders of Company Shares after the Closing Date to the extent the Company complies with the requirements of Section 855 of the Code. For the avoidance of doubt, with respect to the taxable year that includes the Closing Date, the Company shall not be required to make distributions, and it is expected that any income or gain for such taxable year that is undistributed as of the Closing Date shall be distributed (i) by the Acquiror on the Company’s behalf pursuant to the Deficiency Dividend or (ii) through such other mechanism as agreed by the parties.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1. Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction or, other than with respect to Section 8.1(a), which shall not be waived by any party hereto, waiver, at or prior to the Effective Time, of the following conditions:

(a) Company Shareholder Approval. The Company Matters shall have been approved by the Company Requisite Vote.

(b) Registration Statement. The Registration Statement shall have become effective under the Securities Act and applicable state Law, and no stop Order suspending the effectiveness of the Registration Statement shall have been issued and no Proceedings for that purpose shall have been initiated by the SEC.

(c) No Injunctions or Restraints; Illegality. No Order issued by any court or agency of competent jurisdiction or other Law preventing, enjoining, restraining or making illegal the consummation of the Mergers, the Discretionary Repurchase Offer or any of the other Transactions shall be in effect.

(d) Regulatory and Other Approvals. All Regulatory Approvals required by applicable Law to consummate the Transactions, including the Mergers and the Discretionary Repurchase Offer, shall have been obtained and shall remain in full force and effect and all statutory waiting periods required by applicable Law in respect thereof shall have expired (including expiration of the applicable waiting period under the HSR Act), other than those, in each case, the failure to be obtained or to have expired would not, and would not reasonably be expected to, be material and adverse to the Company and the Acquiror, taken as a whole.

(e) No Litigation. There shall be no Proceeding by any Governmental Entity of competent jurisdiction set forth on Section 8.1(e) of the Company Disclosure Schedule pending that challenges the Mergers or any of the other Transactions or that otherwise prevents, enjoins, restrains or makes illegal the consummation of the Mergers, the Discretionary Repurchase Offer or any of the other Transactions.

8.2. Conditions to Obligations of the Acquiror and Merger Sub to Effect the Merger. The obligations of the Acquiror and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by the Acquiror, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties of the Company and the Company Adviser. (i) The representations and warranties of the Company set forth in Section 3.2(a) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in Section 3.8(ii) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (iii) the representations and warranties of the Company set forth in Sections 3.3(a), 3.3(b)(i), 3.7 and 3.20 and the representations and warranties of the Company Adviser set forth in Sections 5.2(a) and 5.2(b)(i) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iv) the representations and warranties of the Company and the Company Adviser set forth in this Agreement (other than those set forth in the foregoing clauses (i), (ii) and (iii)), disregarding all qualifications and exceptions contained therein relating to the materiality or Material Adverse Effect or any similar qualification, shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such date and time (except to the extent that any such representation and warranty speaks only as to a specified date, in which case such representation and warranty shall be true and correct as of such specified date), except where the circumstances causing the failure of such representations or warranties to be true and correct have not had and would not reasonably be expect to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company or the Company Adviser (as applicable).

(b) Performance of Obligations of the Company and the Company Adviser. The Company and the Company Adviser shall have performed in all material respects the obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c) Absence of Company Material Adverse Effect. Since the date of this Agreement there shall not have occurred any condition, change or event that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect in respect of the Company.

(d) Receipt of Certificate from Company and Company Adviser. The Acquiror shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the effect that the conditions set forth in Sections 8.2(a), (b) and (c) have been satisfied; provided, that, such certificate shall not address the portion of the conditions in Sections 8.2(a) and (b) that relate solely to the Company Adviser. The Acquiror shall have received a certificate signed by an authorized officer of the Company Adviser to the effect that the conditions set forth in Sections 8.2(a) and (b), as they relate solely to the Company Adviser, have been satisfied.

(e) Federal Tax Opinion. The Acquiror shall have received the opinion of its counsel, Simpson Thacher & Bartlett LLP, dated as of the Closing Date, and in form and substance reasonably acceptable to the Acquiror, substantially to the effect that, on the basis of facts, representations and assumptions that are consistent with the state of facts existing at the Closing Date, the Mergers will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of the Acquiror and the Company delivered pursuant to Section 7.10(a).

(f) Discretionary Repurchase Offer Completion. The Company shall have completed the Discretionary Repurchase Offer at or prior to the Effective Time.

8.3. Conditions to Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties of the Acquiror, Merger Sub and the Acquiror Adviser. (i) The representations and warranties of the Acquiror set forth in Section 4.2(a) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of the Acquiror and Merger Sub set forth in Section 4.8(ii) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (iii) the representations and warranties of the Acquiror and Merger Sub set forth in Sections 4.3(a), 4.3(b)(i) and 4.7 and the representations and warranties of the Acquiror Adviser set forth in Sections 5.2(a) and 5.2(b)(i) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iv) the representations and warranties of the Acquiror, Merger Sub and the Acquiror Adviser set forth in this Agreement (other than those set forth in the foregoing clauses (i), (ii) and (iii)), disregarding all qualifications and exceptions contained therein relating to the materiality or Material Adverse Effect or any similar qualification, shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such date and time (except to the extent that any such representation and warranty speaks only as to a specified date, in which case such representation and warranty shall be true and correct as of such specified date), except where the circumstances causing the failure of such representations or warranties to be true and correct have not had and would not reasonably be expect to have, individually or in the aggregate, a Material Adverse Effect with respect to the Acquiror, Merger Sub or the Acquiror Adviser, as applicable.

(b) Performance of Obligations of the Acquiror, Merger Sub and the Acquiror Adviser. The Acquiror, Merger Sub and the Acquiror Adviser shall have performed in all material respects the obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c) Absence of Acquiror or Acquiror Adviser Material Adverse Effect. Since the date of this Agreement there shall not have occurred any condition, change or event that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect in respect of the Acquiror or the Acquiror Adviser.

(d) Receipt of Acquiror Certificate; Acquiror Adviser Certificate. The Company shall have received a certificate signed on behalf of the Acquiror and Merger Sub by the Chief Executive Officer or the Chief Financial Officer of the Acquiror to the effect that the conditions set forth in Sections 8.3(a), (b) and (c) have been satisfied; provided, that, such certificate shall not address the portion of the conditions in Sections 8.3(a), (b) and (c) that relate solely to the Acquiror Adviser. The Company shall have received a certificate signed by an authorized officer of the Acquiror Adviser to the effect that the conditions set forth in Sections 8.3(a), (b) and (c), as they relate solely to the Acquiror Adviser, have been satisfied.

(e) Federal Tax Opinion. The Company shall have received the opinion of its counsel, Simpson Thacher & Bartlett LLP, dated as of the Closing Date, and in form and substance reasonably acceptable to the Company, substantially to the effect that, on the basis of facts, representations and assumptions that are consistent with the state of facts existing at the Closing Date, the Mergers will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of the Acquiror and the Company delivered pursuant to Section 7.10(a).

8.4. Frustration of Closing Conditions. None of the Acquiror, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VIII to be satisfied to excuse performance by such party of its obligations under this Agreement if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to consummate the Merger, the Discretionary Repurchase Offer and the other Transactions.

ARTICLE IX

TERMINATION AND AMENDMENT

9.1. Termination. This Agreement may be terminated as follows (which, except as otherwise expressly provided herein, may be at any time prior to the Effective Time, whether before or after approval of the Company Matters by the shareholders of the Company):

(a) by mutual consent of the Company and the Acquiror in a written instrument authorized by each of the Company Board, including a majority of the Independent Trustees of the Company, and the Acquiror Board, including a majority of the Independent Directors of the Acquiror;

(b) by either the Company or the Acquiror, if:

(i) any Governmental Entity that must grant a Regulatory Approval has denied approval of the Transactions (including the Mergers and the Discretionary Repurchase Offer) and such denial has become final and nonappealable, or any Governmental Entity of competent jurisdiction set forth on Section 8.1(e) of the Company Disclosure Schedule shall have issued a final and nonappealable Order, or promulgated any other Law permanently enjoining or otherwise prohibiting or making illegal the consummation of the Transactions;

(ii) the Merger shall not have been consummated on or before February 24, 2027 (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement (including under Section 7.2, Section 7.3, Section 7.5 or Section 7.6, as applicable) has been the cause of, or resulted in, the event giving rise to the failure to close prior to the Outside Date; or

(iii) the shareholders of the Company shall have failed to approve the Company Matters by the Company Requisite Vote of the Company’s shareholders at a duly held meeting of the Company’s shareholders or at any adjournment or postponement thereof at which the Company Matters have been voted upon;

provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party that has breached in any material respect its obligations under this Agreement (including under Section 7.2, Section 7.3, Section 7.5 or Section 7.6, as applicable) in any manner that has been the principal cause of or resulted in the failure to consummate the Transactions;

(c) by the Company, if:

(i) there shall have been a breach of or failure to perform any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Acquiror, Merger Sub or the Acquiror Adviser, which breach or failure, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Sections 8.3(a), (b) or (c), and such breach or failure is not curable prior to the Outside Date or if curable prior to the Outside Date, has not been cured within thirty (30) days after the giving of notice thereof by the Company to the Acquiror (provided that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Sections 8.1, 8.2(a), 8.2(b) or 8.2(c) not to be satisfied); or

(ii) at any time prior to the time the approval of the Company’s shareholders with respect to the Company Matters is obtained, (A) the Company is not in material breach of any of the terms of this Agreement and (B) the Company Board, including a majority of the Independent Trustees of the Company, authorizes the Company, subject to complying with the terms of this Agreement (including Section 7.6(b)), to enter into, and the Company enters into, a definitive Contract with respect to a Company Superior Proposal;

(d) by the Acquiror, if:

(i) there shall have been a breach or failure to perform of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company or the Company Adviser, which breach or failure, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Sections 8.2(a), (b) or (c), and such breach or failure is not curable prior to the Outside Date or if curable prior to the Outside Date, has not been cured within thirty (30) days after the giving of notice thereof by the Acquiror to the Company (provided that the Acquiror, Merger Sub or the Acquiror Adviser is not then in material breach of this Agreement so as to cause any of the conditions set forth in Sections 8.1, 8.3(a), 8.3(b) or 8.3(c) not to be satisfied);

(ii) prior to obtaining approval of the Company Matters by the shareholders of the Company (A) a Company Adverse Recommendation Change shall have occurred to the extent permitted by, and subject to the terms and conditions of, Section 7.6, (B) a Takeover Proposal is publicly announced and the Company fails to issue, within ten (10) Business Days after such Takeover Proposal is announced, a press release that reaffirms the Company Recommendation or (C) a tender or exchange offer relating to any Company Shares shall have been commenced by a third party and the Company shall not have sent to its shareholders, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer; or

(iii) the Company breaches, in any material respect, its obligations under Section 7.5 or Section 7.6.

The party desiring to terminate this Agreement pursuant to Section 9.1 shall give written notice of such termination to the other parties in accordance with Section 11.2, specifying the provision or provisions hereof pursuant to which such termination is effected.

9.2. Expense Reimbursement.

(a) If this Agreement shall be terminated by the Acquiror or the Company pursuant to Section 9.1(b)(iii), then the Company shall reimburse the Acquiror and its Affiliates for all of their reasonable, documented out-of-pocket fees and expenses (including all reasonable, documented fees and expenses of outside counsel, financial advisors, accountants, experts and consultants to the Acquiror and its Affiliates) incurred and payable by the Acquiror or on its behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the Transactions (the “Acquiror Expenses”). The Acquiror Expenses shall be paid by wire transfer of immediately available funds to the Acquiror or, at the election of the Acquiror, to one of its Consolidated Subsidiaries, to an account designated in writing to the Company by the Acquiror if the Acquiror shall have furnished to the Company wire payment instructions prior to the date of payment or, otherwise, by certified or official bank check.

(b) If the Company fails to timely pay any amount due pursuant to this Section 9.2 and, in order to obtain such payment, the Acquiror commences a suit that results in a judgment against the Company for the payment of any amount set forth in this Section 9.2, the Company shall pay the Acquiror its costs and expenses in connection with such suit, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

9.3. Effect of Termination. In the event of termination of this Agreement by either the Company or the Acquiror as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of the Acquiror Adviser, the Company Adviser, the Acquiror, Merger Sub, the Company, any of their respective Affiliates or Consolidated Subsidiaries or any of the officers, directors or trustees of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the Transactions, except that Section 7.7(b), Article IX and Article XI (including, in each case, any applicable definitions) shall survive any termination of this Agreement; provided, however, that, except as otherwise provided in Section 9.2, nothing herein shall relieve any party from any liabilities for damages incurred or suffered by another party arising out of the willful or intentional breach by such party of any provision of this Agreement (including under Section 7.2, Section 7.3, Section 7.5 or Section 7.6, as applicable) or a failure or refusal by such party to consummate this Agreement and the Transactions when such party was obligated to do so in accordance with the terms hereof.

9.4. Fees and Expenses. Except as otherwise provided by Section 9.2, all fees and expenses incurred in connection with this Agreement and the Transactions (including the Mergers) shall be paid by the party incurring such fees or expenses, whether or not the Transactions (including the Mergers) are consummated; provided, however, that notwithstanding the foregoing, the following fees and expenses shall be borne proportionately by the Acquiror and the Company by reference to their respective net asset values as of December 31, 2025: (i) all filing and other fees paid to the SEC in connection with the Mergers and (ii) all filing and other fees in connection with any filing under the HSR Act.

9.5. Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors or trustees, as applicable, at any time before or after approval of the Company Matters by the shareholders of the Company; provided, however, that after any approval of the Company Matters by the shareholders of the Company, there may not be, without further approval of the applicable party’s stockholders or shareholders, any amendment of this Agreement that requires such further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

9.6. Extension; Waiver. At any time prior to the Effective Time, each party, by action taken or authorized by the Company Board, including the Company Special Committee, or the Acquiror Board, including the Acquiror Special Committee, or the Board of Directors of Merger Sub, as applicable, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other non-compliance.

ARTICLE X

CERTAIN DEFINITIONS

“Acquiror Continuing Director” has the meaning ascribed to the term “Continuing Director” in the Acquiror Charter.

“Acquiror Disclosure Schedule” means that certain disclosure schedule of the Acquiror attached hereto.

“Acquiror Open Tax Years” means, in the case of a representation with respect to a Tax matter involving the Acquiror, the years for which the underlying statute of limitations with respect to such Tax matter has not yet expired.

“Acquiror Per Share NAV” means the quotient of (i) the Closing Acquiror Net Asset Value divided by (ii) the number of shares of Acquiror Common Stock issued and outstanding as of the Determination Date.

“Acquiror Transaction Expenses” means all unpaid fees and expenses payable by the Acquiror for services provided through the Closing Date in connection with this Agreement and the Transactions, including legal fees and related expenses, investment banking fees and related expenses, if any, and accounting fees and related expenses.

“Affiliate” of a Person means any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the first Person (it being understood that (i) no portfolio company in which any Person has, directly or indirectly, made a debt or equity investment that is, would or should be reflected in the schedule of investments included in the quarterly, semi-annual or annual reports of such Person that are filed with the SEC shall be an Affiliate of such Person and (ii) the Company Adviser and the Acquiror Adviser shall not be deemed to have “control” over any party hereto). The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have a meaning correlative thereto.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York, New York.

“Company Administration Agreements” means (i) the custody agreement between the Company and U.S. Bank National Association, (ii) the administration, bookkeeping and pricing services agreement between the Company and ALPS Fund Services, Inc., (iii) the transfer agency agreement between the Company and SS&C GIDS, Inc. and (iv) the distribution agreement between the Company and ALPS Distributors, Inc., each in effect as of the date of this Agreement (in each case, as may be amended or restated from time to time in accordance with its terms).

“Company Broker Dealer Selling Agreement” means that certain Broker Dealer Selling Agreement, as in effect as of the date hereof, by and between the Company and ALPS Distributors, Inc. (as may be amended or restated from time to time in accordance with its terms).

“Company Credit Agreement” means that certain Credit Agreement, dated as of October 4, 2023, by and between the Company and U.S. Bank National Association (as may be amended or restated from time to time in accordance with its terms).

“Company Disclosure Schedule” means that certain disclosure schedule of the Company attached hereto.

“Company Distribution Plans” means the distribution plans for each class of Company Shares in effect as of the date of this Agreement.

“Company Expense Limitation Agreement” means the management agreement between the Company and the Company Adviser in effect as of the date of this Agreement (as may be amended or restated from time to time in accordance with its terms).

“Company Management Agreement” means the management agreement between the Company and the Company Adviser in effect as of the date of this Agreement (as may be amended or restated from time to time in accordance with its terms).

“Company Matters” means (i) the approval of the Merger Agreement and (ii) any other matters required to be approved or adopted by the stockholders of the Company in order to effect the Transactions.

“Company Multiple Class Plan” means that certain Multiple Class Plan of the Company in effect as of the date of this Agreement.

“Company Open Tax Years” means, in the case of a representation with respect to a Tax matter involving the Company, the years for which the underlying statute of limitations with respect to such Tax matter has not yet expired.

“Company Per Share NAV” means, in respect of a class of Company Shares, the quotient of (i) the Closing Company Net Asset Value of such class divided by (ii) the number of Company Shares in such class issued and outstanding as of the Determination Date (excluding any Cancelled Shares).

“Company Superior Proposal” means a bona fide written Takeover Proposal that was not knowingly solicited by, or the result of any knowing solicitation by, the Company or any of its Consolidated Subsidiaries or by any of their respective Affiliates or Representatives in violation of this Agreement, made by a third party that would result in such third party becoming the beneficial owner, directly or indirectly, of more than 75% of the total voting power of the Company or more than 75% of the assets of the Company on a consolidated basis (a) on terms which the Company Board determines in good faith to be superior for the shareholders of the Company (in their capacity as shareholders), taken as a group, from a financial point of view as compared to the Merger (after giving effect to any alternative proposed by the Acquiror in accordance with Section 7.6), (b) that is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror) in a timely manner and in accordance with its terms and (c) in respect of which any required financing has been determined in good faith by the Company Board (upon the recommendation of the Company Special Committee) to be reasonably likely to be obtained, as evidenced by a written commitment of a reputable financing source.

“Company Transaction Expenses” means all unpaid fees and expenses payable by the Company for services provided through the Closing Date in connection with this Agreement and the Transactions, including legal fees and related expenses, investment banking fees and related expenses, if any, and accounting fees and related expenses.

“Consolidated Subsidiary”, when used with respect to any Person, means any corporation, partnership, limited liability company or other Person, whether incorporated or unincorporated, that is consolidated with such Person for financial reporting purposes under GAAP.

“Contract” means any agreement, contract, lease, mortgage, evidence of indebtedness, indenture, license or instrument, whether oral or written, and shall include each amendment, supplement and modification to the foregoing, to which a Person or any of its Consolidated Subsidiaries is a party or by which any of them may be bound.

“Deficiency Dividend” means one or more dividends paid by the Acquiror after the Closing Date that satisfy the requirements of Sections 860 and 381(c)(23) of the Code in order to cause the Company to maintain its qualification for taxation as a RIC and avoid the imposition on the Company of income tax on undistributed income, in each case with respect to the taxable year of the Company that will end on the Closing Date.

“Disclosure Schedules” means, taken together, the Acquiror Disclosure Schedule and the Company Disclosure Schedule.

“EDGAR” means the SEC’s Electronic Data Gathering Analysis and Retrieval System.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

“Exchange Ratio” means, in respect of a class of Company Shares, the quotient (rounded to four decimal places) of (i) the applicable Company Per Share NAV divided by (ii) the Acquiror Per Share NAV.

“Governmental Entity” means any federal, state, local or foreign government or other governmental body, any agency, commission or authority thereof, any regulatory or administrative authority, any quasi-governmental body, any self-regulatory agency, any court, tribunal or judicial body, or any political subdivision, department or branch of any of the foregoing.

“Indebtedness” shall mean (a) any indebtedness or other obligation for borrowed money, (b) any indebtedness evidenced by a note, bond, debenture or similar instrument, (c) any liabilities or obligations with respect to interest rate swaps, collars, caps and similar hedging obligations, (d) any capitalized lease obligations, (e) any direct or contingent obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments, each to the extent drawn upon and unpaid, (f) any obligation to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business) and (g) guarantees in respect of clauses (a) through (f), in each case excluding obligations to fund commitments to portfolio companies entered into in the ordinary course of business.

“Independent Director” means, with respect to the Acquiror, each director who is not an “interested person” of the Acquiror, as defined in the Investment Company Act.

“Independent Trustee” means, with respect to the Company, each trustee who is not an “interested person” of the Company, as defined in the Investment Company Act.

“Intervening Event” means any event, change or development first occurring or arising after the date hereof that is material to the Company and its Consolidated Subsidiaries, taken as whole, that was not known to, or reasonably foreseeable by, the Company Board, as of or prior to the date hereof (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable as of the date hereof) and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by such party (or to be refrained from being taken by such party) pursuant to this Agreement; provided, however, that in no event shall the following events, changes or developments constitute an Intervening Event:

(a) the receipt, existence, or terms of a Takeover Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with a transaction of the nature described in the definition of “Takeover Proposal” (which, for the purposes of the Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof); (b) any change in the price of the Acquiror Common Stock (provided, however, that this clause (b) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred unless such underlying causes are otherwise excluded from the definition of Intervening Event); or (c) any changes in general economic or political conditions, except to the extent that such changes have a materially disproportionate adverse impact on the Company and its Consolidated Subsidiaries, taken as a whole, relative to other participants of similar sizes engaged in the industries in which the Company conducts its business.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules promulgated thereunder.

“knowledge” means for each of the Acquiror, the Company, the Acquiror Adviser and the Company Adviser, the actual knowledge of their respective executive officers and managing members, as applicable, as of the date of this Agreement, in each case after review of the relevant representation and warranty with the individual that has management responsibility over such function if such individual (i) has been involved in the process of due diligence relating to, or the negotiation of, this Agreement prior to the date of this Agreement and (ii) would reasonably be expected to have actual knowledge of the matter in question.

“Law” means any federal, state, local or foreign law (including the common law), statute, code, ordinance, rule, regulation, judgment, Order, writ, decree or injunction or any Permit or similar right granted by any Governmental Entity.

“Liens” means all security interests, liens, claims, pledges, easements, mortgages, rights of first offer or refusal or other encumbrances.

“Material Adverse Effect” means, with respect to the Acquiror, the Company, the Acquiror Adviser or the Company Adviser, as the case may be, any event, development, change, effect or occurrence (each, an “Effect”) that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to (i) the business, operations, condition (financial or otherwise) or results of operations of such party and its Consolidated Subsidiaries, taken as a whole, other than (A) any Effect resulting from or attributable to (1) changes in general economic, social or political conditions or the financial markets in general, including the commencement or escalation of a war, armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God or any pandemics (including the impact on economies generally and the results of any actions taken by Governmental Entities in response thereto), (2) general changes or developments in the industries in which such party and its Consolidated Subsidiaries operate, including general changes in Law after the date hereof across such industries, except, in the case of the foregoing clauses (1) and (2), to the extent such changes or developments referred to therein have a materially disproportionate adverse impact on such party and its Consolidated

Subsidiaries, taken as a whole, relative to other participants of similar sizes engaged in the industries in which such party conducts its businesses or (3) the announcement of this Agreement or the Transactions or the identities of the parties to this Agreement or (B) any failure to meet internal or published projections or forecasts for any period, as the case may be (provided that the underlying causes of such failure shall be considered in determining whether there is a Material Adverse Effect) or (ii) the ability of such party to timely perform its material obligations under this Agreement or consummate the Merger, the Discretionary Repurchase Offer (as applicable) and the other Transactions.

“Order” means any writ, injunction, judgment, order or decree entered, issued, made or rendered by any Governmental Entity.

“Permit” means any license, permit, variance, exemption, approval, qualification, or Order of any Governmental Entity.

“Permitted Indebtedness” means Indebtedness of the Acquiror or the Company, as applicable, and its respective Consolidated Subsidiaries (i) outstanding as of the date of this Agreement or (ii) incurred after the date of this Agreement to the extent permitted by the Investment Company Act that is substantially consistent with the past practices of the Acquiror or the Company, as applicable.

“Person” means an individual, a (general or limited) partnership, a corporation, a limited liability company, an association, a trust, a joint venture, a Governmental Entity or other legal entity or organization.

“Previously Disclosed” means information (i) with respect to the Company, (A) set forth in the Company Disclosure Schedule or (B) previously disclosed since the Applicable Date in any Company SEC Report and (ii) with respect to the Acquiror, (A) set forth in the Acquiror Disclosure Schedule or (B) previously disclosed since the Applicable Date in any Acquiror SEC Report; provided, however, that any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature in any Company SEC Report or Acquiror SEC Report, as the case may be, shall not be deemed to be “Previously Disclosed.”

“Proceeding” means an action, suit, arbitration, investigation, request to inspect books and records, examination, litigation, lawsuit or other proceeding, whether civil, criminal or administrative.

“Regulatory Approvals” means all applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from any Governmental Entity.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules promulgated thereunder.

“Shareholder Servicing Plan” means that certain Shareholder Servicing Plan of the Company in effect as of the date of this Agreement.

“Takeover Proposal” means any inquiry, proposal, discussions, negotiations or offer from any Person or group of Persons (other than the Acquiror or any of its Affiliates) (a) with respect to a merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction involving the Company or any of its Consolidated Subsidiaries, (b) relating to any direct or indirect acquisition, in one transaction or a series of transactions, of (i) assets or businesses (including any mortgage, pledge or similar disposition thereof but excluding any bona fide financing transaction) that constitute or represent, or would constitute or represent if such transaction is consummated, 25% or more of the total assets, net revenue or net income of the Company and its Consolidated Subsidiaries, taken as a whole, or (ii) 25% or more of the outstanding shares of capital stock of, or other equity or voting interests in, the Company or in any of the Company’s Consolidated Subsidiaries, or (c) relating to any direct or indirect transaction or series of transactions that would result in any Person other than the Company Adviser or an Affiliate thereof serving as the external investment adviser to the Company, in each case other than the Merger, the Discretionary Repurchase Offer and the other Transactions.

“Tax” means all federal, state, local, and foreign income, excise, gross receipts, gross income, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, franchise, value added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon imposed by any taxing authority.

“Tax Dividend” means one or more dividends that are required to be paid in order for the Company to maintain its qualification for taxation as a RIC and to avoid the imposition of material income tax on undistributed income under Section 852(b) for any taxable year ending before the Closing Date.

“Tax Return” means a report, return, statement, form, election or other information (including any schedules, attachments or amendments thereto) required to be supplied to a taxing authority with respect to Taxes including, where permitted or required, consolidated, combined or unitary returns for any group of entities.

“Transactions” means the transactions contemplated by this Agreement, including the Mergers, the issuance of the Merger Consideration by the Acquiror and the Discretionary Repurchase Offer.

“Treasury Regulations” means all final and temporary federal income tax regulations, as amended from time to time, issued under the Code by the United States Treasury Department.

Table of Definitions

Term:	Section:
Acceptable Courts	11.6
Acquiror	Preamble
Acquiror Adviser	Preamble

Term:	Section:
Acquiror Balance Sheet	4.6(b)
Acquiror Board	Recitals
Acquiror Bylaws	4.1(b)
Acquiror Capitalization Date	4.2(a)
Acquiror Charter	4.1(b)
Acquiror Common Stock	1.5(b)
Acquiror Expenses	9.2(a)
Acquiror Insurance Policy	4.15
Acquiror Intellectual Property Rights	4.16
Acquiror Material Contracts	4.14(a)
Acquiror SEC Reports	4.5(a)
Acquiror Special Committee	Recitals
Acquiror Voting Debt	4.2(a)
Agreement	Preamble
Applicable Date	3.5(a)
Articles of Merger	1.7(a)
ASC Topic 820	3.6(h)
BDC	Recitals
Cancelled Shares	1.5(b)
Closing	1.2
Closing Acquiror Net Asset Value	2.4(b)
Closing Company Net Asset Values	2.4(a)
Closing Date	1.2
Code	Recitals
Company	Preamble
Company Adverse Recommendation Change	7.6(a)
Company Balance Sheet	3.6(b)
Company Board	Recitals
Company Bylaws	3.1(b)
Company Capitalization Date	3.2(a)
Company Declaration	3.1(b)
Company Insurance Policy	3.15
Company Intellectual Property Rights	3.16
Company Intervening Event Notice Period	7.6(d)
Company Intervening Event Recommendation Change	7.6(d)
Company Material Contracts	3.14(a)
Company Recommendation	7.3(a)
Company Requisite Vote	3.3(a)
Company SEC Reports	3.5(a)
Company Shareholders Meeting	3.3(a)
Company Special Committee	Recitals
Company Voting Debt	3.2(a)
DE SOS	1.3
Deloitte	3.6(a)
Determination Date	2.4(a)

Term:	Section:
DGCL	1.1
Discretionary Repurchase Offer	1.10
Discretionary Repurchase Offer Expiration	1.10
DOJ	7.1(a)
DSTA	1.1
Effective Time	1.3
Employee Benefit Plans	3.13
Enforceability Exception	3.3(a)
Exchange Agent	2.1
Exchange Fund	2.1
First Merger Certificate	1.3
FTC	7.1(a)
GAAP	3.6(a)
HSR Act	3.4
Indemnified Liabilities	7.4(a)
Indemnified Party	7.4(a)
Intellectual Property Rights	3.16
Investment Company Act	Recitals
IRS	3.11(a)
Letter of Transmittal	2.2(a)
MD SDAT	1.7(a)
Merger	Recitals
Merger Consideration	1.5(c)
Merger Sub	Preamble
Mergers	Recitals
MGCL	1.7
Notice of a Company Superior Proposal	7.6(b)
Offered NAV Per Share	1.10
Outside Date	9.1(b)(ii)
Proxy Statement/Prospectus	3.4
Registration Statement	3.4
Representatives	7.5(a)
RIC	3.11(b)
Rights	3.2(a)
Sarbanes-Oxley Act	3.6(f)
Second Effective Time	1.7(a)
Second Merger	Recitals
Second Merger Certificate	1.7(a)
Surviving Company	Recitals
Takeover Statutes	3.19

ARTICLE XI

GENERAL PROVISIONS

11.1. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for and subject to Section 7.4 and Section 9.4 and for those other covenants and agreements contained in this Agreement that by their express terms apply or are to be performed in whole or in part after the Effective Time.

11.2. Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via email (provided that the transmission is followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to:

Alternative Credit Income Fund

650 Madison Avenue, 3rd Floor

New York, NY 10022

Attention:  Brandon Satoren

Email:    brandon.satoren@bcpartners.com

with a copy, which will not constitute notice, to:

Simpson Thacher & Bartlett LLP

900 G Street, N.W.

Washington, DC 20001

Attention:    Jonathan Corsico

      Steven Grigoriou

Email:     jonathan.corsico@stblaw.com

       steven.grigoriou@stblaw.com

and

Thompson Hine LLP

41 South High Street, Suite 1700

Columbus, OH 43215

Attention:  JoAnn Strasser

Email:    JoAnn.Strasser@thompsonhine.com

If to the Acquiror or Merger Sub, to:

BC Partners Lending Corporation

650 Madison Avenue, 3rd Floor

New York, NY 10022

Attention:   Brandon Satoren

Email:     brandon.satoren@bcpartners.com

with a copy, which will not constitute notice, to:

Simpson Thacher & Bartlett LLP

900 G Street, N.W.

Washington, DC 20001

Attention:   Jonathan Corsico

       Steven Grigoriou

Email:     jonathan.corsico@stblaw.com

       steven.grigoriou@stblaw.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY10001

Attention:   Michael K. Hoffman

        Blair T. Thetford

Email:     michael.hoffman@skadden.com

        blair.thetford@skadden.com

If to the Acquiror Adviser, to:

BC Partners Advisors L.P.

650 Madison Avenue, 3rd Floor

New York, NY 10022

Attention:   Brandon Satoren

Email:      brandon.satoren@bcpartners.com

with a copy, which will not constitute notice, to:

Simpson Thacher & Bartlett LLP

900 G Street, N.W.

Washington, DC 20001

Attention:   Jonathan Corsico

        Steven Grigoriou

Email:      jonathan.corsico@stblaw.com

         steven.grigoriou@stblaw.com

If to the Company Adviser, to:

Sierra Crest Investment Management LLC

650 Madison Avenue, 3rd Floor

New York, NY 10022

Attention:   Brandon Satoren

Email:     brandon.satoren@bcpartners.com

with a copy, which will not constitute notice, to:

Simpson Thacher & Bartlett LLP

900 G Street, N.W.

Washington, DC 20001

Attention:   Jonathan Corsico

  Steven Grigoriou

Email:     jonathan.corsico@stblaw.com

  steven.grigoriou@stblaw.com

Each such notice or other communication shall be effective upon receipt (or refusal of receipt).

11.3. Interpretation; Construction. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The terms “cash,” “dollars” and “$” mean United States dollars. All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any term, provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the parties that such term, provision, covenant or restriction be enforced to the maximum extent permitted. The parties have jointly participated in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

11.4. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable Law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

11.5. Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement, including, without limitation, the Disclosure Schedules), once executed, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

11.6. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles that would cause the application of the Laws of another jurisdiction, except to the extent governed by the Investment Company Act, in which case the Investment Company Act shall control. The parties hereto agree that any Proceeding brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in the Court of Chancery of the State of Delaware, or if jurisdiction over the matter is vested exclusively in federal courts, the federal courts in the State of Delaware and the appellate courts to which Orders and judgments therefore may be appealed (collectively, the “Acceptable Courts”). Each of the parties hereto submits to the jurisdiction of any Acceptable Court in any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any Proceeding in any such Acceptable Court or that any such Proceeding brought in any such Acceptable Court has been brought in an inconvenient forum. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. Each party hereto (a) certifies that no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver, (b) certifies that it makes this waiver voluntarily and (c) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 11.6.

11.7. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 7.4, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement.

11.8. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court located in the State of Delaware, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party hereto has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

11.9. Special Committee Approval. Notwithstanding anything to the contrary herein, prior to the Effective Time, no amendment or waiver of any provision of this Agreement shall be made without first obtaining the approval of the Acquiror Special Committee and the Company Special Committee.

[Signature Page Follows]

IN WITNESS WHEREOF, the Acquiror, the Company, Merger Sub, the Acquiror Adviser and the Company Adviser have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BC PARTNERS LENDING CORPORATION

By:
	Name:	Edward Goldthorpe
	Title:	Chief Executive Officer

ALTERNATIVE CREDIT INCOME FUND

By:
	Name:	Edward Goldthorpe
	Title:	President and Chief Executive Officer

BCPL MERGER SUB, INC.

By:
	Name:	Edward Goldthorpe
	Title:	President

BC PARTNERS ADVISORS L.P.

By:
	Name:	Edward Goldthorpe
	Title:	Executive Officer

SIERRA CREST INVESTMENT MANAGEMENT LLC

By:
	Name:	Edward Goldthorpe
	Title:	Executive Officer

[Signature Page to Agreement and Plan of Merger]